Filed Pursuant to Rule 424(b)(2)
Registration No. 333-156305

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 27, 2010)

The Korea Development Bank

US$750,000,000 4.00% Notes due 2016

Our US$750,000,000 aggregate principal amount of notes due 2016 (the “Notes”) will bear interest at a rate of 4.00% per annum. Interest on the Notes is payable semi-annually in arrears on March 9 and September 9 of each year, beginning on September 9, 2011. The Notes will mature on September 9, 2016. The “Change of Support Offer” described in “Description of the Securities—Description of Debt Securities—Change of Support Offer” of the accompanying prospectus does not apply to the Notes. Accordingly, we will not have an obligation to make an offer to repurchase the Notes following a Change of Support Triggering Event (as defined in the accompanying prospectus), and a failure to make such an offer will not constitute an event of default with respect to the Notes.

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company, as depositary.

The payment of interest and the repayment of principal on the Notes will not be guaranteed by the Government (as defined herein). However, under The Korea Development Bank Act, as amended (“the KDB Act”), the Government is obligated to guarantee the payment of the principal of and interest on our foreign currency debt with an original maturity of one year or more at the time of issuance (including the Notes offered hereby) outstanding as of the date of the initial sale of the Government’s equity interest in KDB Financial Group (“KDBFG”), subject to the authorization of the Government guarantee amount by the National Assembly of the Republic of Korea. See “The Korea Development Bank—Overview” and “—Business—Government Support and Supervision” in the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	99.512%	US$	746,340,000
Underwriting discount	0.300%	US$	2,250,000
Proceeds to us (before deduction of expenses)	99.212%	US$	744,090,000

In addition to the initial public offering price, you will have to pay for accrued interest, if any, from and including March 9, 2011.

Approval in-principle has been received from the Singapore Exchange Securities Trading Limited (the “SGX-ST”) for the listing of the Notes. The SGX-ST assumes no responsibility for the correctness of any statements made, opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Admission of the Notes to the Official List of the SGX-ST is not to be taken as an indication of the merits of the issuer or the Notes. Currently, there is no public market for the Notes.

We expect to make delivery of the Notes to investors through the book-entry facilities of The Depository Trust Company on or about March 9, 2011.

Joint Bookrunners

BofA Merrill Lynch
HSBC
KDB Asia Ltd
The Royal Bank of Scotland
Standard Chartered Bank
UBS Investment Bank

Prospectus Supplement Dated March 2, 2011

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

Prospectus Supplement

Prospectus

Certain Defined Terms

All references to “we” or “us” mean The Korea Development Bank. All references to “Korea” or the “Republic” contained in this prospectus supplement mean The Republic of Korea. All references to the “Government” mean the government of Korea. Terms used but not defined in this prospectus supplement shall have the same meanings given to them in the accompanying prospectus.

In this prospectus supplement and the accompanying prospectus, where information has been provided in units of thousands, millions or billions, such amounts have been rounded up or down. Accordingly, actual numbers may differ from those contained herein due to rounding. Any discrepancy between the stated total amount and the actual sum of the itemized amounts listed in a table, is due to rounding.

Our principal financial statements are our non-consolidated financial statements. Unless specified otherwise, our financial and other information is presented on a non-consolidated basis and does not include such information with respect to our subsidiaries.

Additional Information

The information in this prospectus supplement is in addition to the information contained in our prospectus dated August 27, 2010. The accompanying prospectus contains information regarding ourselves and Korea, as well as a description of some terms of the Notes. You can find further information regarding us, Korea, and the Notes in registration statement no. 333-156305, as amended, relating to our debt securities, with or without warrants, and guarantees, which is on file with the U.S. Securities and Exchange Commission.

We are Responsible for the Accuracy of the Information in this Document

We are responsible for the accuracy of the information in this document and confirm that to the best of our knowledge we have included all facts that should be included not to mislead potential investors. The SGX-ST assumes no responsibility for the correctness of any statements made or opinions expressed or reports contained in this prospectus supplement and the accompanying prospectus. Admission of the Notes to the Official List of the SGX-ST is not to be taken as an indication of the merits of the issuer or the Notes.

Not an Offer if Prohibited by Law

The distribution of this prospectus supplement and the accompanying prospectus, and the offer of the Notes, may be legally restricted in some countries. If you wish to distribute this prospectus supplement or the accompanying prospectus, you should observe any restrictions. This prospectus supplement and the accompanying prospectus should not be considered an offer and should not be used to make an offer, in any state or country which prohibits the offering.

The Notes may not be offered or sold in Korea, directly or indirectly, or to any resident of Korea, except as permitted by Korean law. For more information, see “Underwriting—Foreign Selling Restrictions.”

Information Presented Accurate as of Date of Document

This prospectus supplement and the accompanying prospectus are the only documents on which you should rely for information about the offering. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of each document.

SUMMARY OF THE OFFERING

This summary highlights selected information from this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. To understand the terms of our Notes, you should carefully read this prospectus supplement and the accompanying prospectus.

The Notes

We are offering US$750,000,000 aggregate principal amount of 4.00% notes due September 9, 2016.

The Notes will bear interest at a rate of 4.00% per annum, payable semi-annually in arrears on March 9 and September 9, beginning on September 9, 2011. Interest on the Notes will accrue from March 9, 2011 and will be computed based on a 360-day year consisting of twelve 30-day months. See “Description of the Notes—Payment of Principal and Interest.”

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof. The Notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”), as depositary.

The payment of interest and the repayment of principal on the Notes will not be guaranteed by the Government. However, under the KDB Act, the Government is obligated to guarantee the payment of the principal of and interest on our foreign currency debt with an original maturity of one year or more at the time of issuance (including the Notes offered hereby) outstanding as of the date of the initial sale of the Government’s equity interest in KDBFG, subject to the authorization of the Government guarantee amount by the National Assembly of the Republic of Korea. See “The Korea Development Bank—Overview” and “—Business—Government Support and Supervision” in the accompanying prospectus.

We do not have any right to redeem the Notes prior to maturity.

The “Change of Support Offer” described in “Description of the Securities—Description of Debt Securities—Change of Support Offer” of the accompanying prospectus does not apply to the Notes. Accordingly, we will not have an obligation to make an offer to repurchase the Notes following a Change of Support Triggering Event (as defined in the accompanying prospectus), and a failure to make such an offer will not constitute an event of default with respect to the Notes.

Listing

Approval in-principle has been received from the SGX-ST for the listing of the Notes. Settlement of the Notes is not conditioned on obtaining the listing. The Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000 for so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require.

Form and Settlement

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC, as depositary. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear Bank S.A./N.V. (“Euroclear”)

or Clearstream Banking, société anonyme (“Clearstream”) if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

Further Issues

We may from time to time, without the consent of the holders of the Notes, create and issue additional debt securities with the same terms and conditions as the Notes in all respects so that such further issue shall be consolidated and form a single series with the Notes. We will not issue any such additional debt securities unless such additional securities have no more than a de minimis amount of original issue discount or such issuance would constitute a “qualified reopening” for U.S. federal income tax purposes.

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about March 9, 2011, which will be the fifth business day following the date of this prospectus supplement, referred to as “T+5.” You should note that initial trading of the Notes may be affected by the T+5 settlement. See “Underwriting—Delivery of the Notes.”

Underwriting

KDB Asia Limited, one of the underwriters, is our affiliate and has agreed to offer and sell the Notes only outside the United States to non-U.S. persons. See “Underwriting—Relationship with the Underwriters.”

USE OF PROCEEDS

The net proceeds from the issue of the Notes, after deducting the underwriting discount but not estimated expenses, will be US$744,090,000. We will use the net proceeds from the sale of the Notes for our general operations, including extending foreign currency loans and repayment of our maturing debt and other obligations.

RECENT DEVELOPMENTS

This section provides information that supplements the information about our bank and the Republic included under the headings corresponding to the headings below in the accompanying prospectus dated August 27, 2010. Defined terms used in this section have the meanings given to them in the accompanying prospectus. If the information in this section differs from the information in the accompanying prospectus, you should rely on the information in this section.

THE KOREA DEVELOPMENT BANK

Overview

As of June 30, 2010, we had (Won)77,723.8 billion of loans outstanding (including equipment capital loans, working capital loans, call loans, domestic usance, bills of exchange bought, debentures accepted by private subscription, bonds purchased, inter-bank loans, local letters of credit negotiation, loan-type suspense accounts pursuant to applicable guidelines and other loans, without adjusting for provision for loan losses and present value discounts), total assets of (Won)122,450.9 billion and total shareholders’ equity of (Won)15,587.7 billion, as compared to (Won)76,211.4 billion of loans outstanding (including equipment capital loans, working capital loans, call loans, domestic usance, bills of exchange bought, debentures accepted by private subscription, bonds purchased, inter-bank loans, local letters of credit negotiation, loan-type suspense accounts pursuant to applicable guidelines and other loans, without adjusting for provision for loan losses and present value discounts), (Won)122,333.4 billion of total assets and (Won)15,110.7 billion of total shareholders’ equity as of December 31, 2009. For the six months ended June 30, 2010, we recorded interest income of (Won)2,281.4 billion, interest expense of (Won)1,446.0 billion and net income of (Won)220.6 billion, as compared to (Won)2,804.1 billion of interest income, (Won)2,495.9 billion of interest expense and (Won)246.4 billion of net income for the six months ended June 30, 2009. These changes in our results of operations for the six months ended June 30, 2010 as compared to the corresponding period of 2009 reflected the spin-off of a significant portion of our assets and liabilities in connection with the establishment of KDBFG and KoFC in October 2009. See “The Korea Development Bank—Overview” in the accompanying prospectus.

KoFC’s authorized capital is (Won)15,000 billion. As such, KoFC is permitted to hold only that percentage of KDBFG shares of which the aggregate value does not exceed (Won)15,000 billion. Due to an increase in valuation of the KDBFG shares in July 2010, KoFC currently owns 90.3% of KDBFG’s share capital, a decrease from 94.3% as of December 31, 2009, and the Government currently directly owns 9.7% of KDBFG’s share capital, an increase from 5.7% as of December 31, 2009.

Capitalization

As of September 30, 2010, our authorized capital was (Won)15,000 billion and capitalization was as follows:

September 30, 2010(1)
(billions of won)
(unaudited)
Long-term debt(2)(3):
Won currency borrowings	3,491.0
Industrial finance bonds	30,214.6
Foreign currency borrowings	3,049.7

Total long-term debt	36,755.3

Capital:
Paid-in capital	9,251.9
Capital surplus	50.2
Capital adjustments	(1.0)
Retained earnings	5,469.9
Accumulated other comprehensive income(4)	1,040.9

Total capital	15,811.7

Total capitalization	52,567.0

(1)	Except as disclosed in this prospectus supplement, there has been no material change in our capitalization since September 30, 2010.
(2)	We have translated borrowings in foreign currencies into Won at the rate of (Won)1,142.0 to US$1.00, which was the market average exchange rate, as announced by the Seoul Money Brokerage Services Ltd., on September 30, 2010.
(3)	As of September 30, 2010, we had contingent liabilities totaling (Won)12,921.6 billion under outstanding guarantees issued on behalf of our clients.

Selected Financial Statement Data

Recent Developments

As of September 30, 2010, we had (Won)74,498.9 billion of loans outstanding (including equipment capital loans, working capital loans, call loans, domestic usance, bills of exchange bought, debentures accepted by private subscription, bonds purchased, inter-bank loans, local letters of credit negotiation, loan-type suspense accounts pursuant to applicable guidelines and other loans, without adjusting for provision for loan losses and present value discounts), total assets of (Won)119,433.1 billion and total shareholders’ equity of (Won)15,811.7 billion, as compared to (Won)77,723.8 billion of loans outstanding (including equipment capital loans, working capital loans, call loans, domestic usance, bills of exchange bought, debentures accepted by private subscription, bonds purchased, inter-bank loans, local letters of credit negotiation, loan-type suspense accounts pursuant to applicable guidelines and other loans, without adjusting for provision for loan losses and present value discounts), (Won)122,450.9 billion of total assets and (Won)15,587.7 billion of total shareholders’ equity as of June 30, 2010.

The following tables present unaudited financial information as of September 30, 2010 and December 31, 2009 and for the nine months ended September 30, 2010 and 2009:

THE KOREA DEVELOPMENT BANK

Interim non-consolidated statements of financial position

as of September 30, 2010 and December 31, 2009

	September 30, 2010		December 31, 2009
	(Unaudited)		(Audited)
	(non-consolidated)
	(millions of won)
ASSETS
Cash and due from banks	(Won)	4,599,557	(Won)	2,965,356
Securities		26,703,311		31,664,203
Loan, net of provision for possible loan losses of (Won)2,100,059 million as of September 30, 2010 ((Won)1,413,400 million as of December 31, 2009) and deferred loan fees of (Won)24,848 million as of September 30, 2010 ((Won)12,499 million as of December 31, 2009)		72,374,010		74,785,455
Property and equipment, net		530,547		542,190
Derivative financial instruments		7,106,354		7,675,978
Other assets		8,119,295		4,700,264

Total assets	(Won)	119,433,074	(Won)	122,333,446

LIABILITIES AND EQUITY
Deposits	(Won)	17,544,558	(Won)	13,935,926
Borrowings		23,932,238		28,743,670
Industrial finance bonds, gross of premium of bonds of (Won)2,667 million as of September 30, 2010 ((Won)3,699 million as of December 31, 2009) and net of discount on bonds of (Won)72,741 million as of September 30, 2010 ((Won)111,163 million as of December 31, 2009)		46,780,639		51,944,118
Provision for possible guarantee losses		141,246		243,561
Accrued severance benefits		73,771		62,965
Derivative financial instruments		5,837,264		6,644,753
Other liabilities		9,311,614		5,647,746

Total liabilities	(Won)	103,621,330	(Won)	107,222,739

Equity:
Paid-in capital		9,251,861		9,241,861
Capital surplus		50,199		52,168
Retained earnings		5,469,854		5,070,927
Accumulated other comprehensive income		1,040,851		746,980
Capital adjustments		(1,021)		(1,229)

Total equity		15,811,744		15,110,707

Total liabilities and equity	(Won)	119,433,074	(Won)	122,333,446

THE KOREA DEVELOPMENT BANK

Interim non-consolidated statements of income

For the nine months ended September 30, 2010 and 2009

(Unaudited)

	For the nine months ended September 30,
	2010		2009
	(non-consolidated)
	(millions of won)
Operating revenue:
Interest income:
Interest on loans	(Won)	2,557,943	(Won)	2,851,468
Interest on due from banks		53,066		100,430
Interest on securities		720,661		1,104,762
Other interest income		12,765		19,947

		3,344,435		4,076,607
Gain on valuation and disposal of securities:
Gain on disposal of trading securities		36,081		27,727
Gain on valuation of trading securities		13,483		4,802
Gain on disposal of available-for-sale securities		524,280		652,977
Gain on disposal of held-to-maturity securities		4,000		—
Gain on disposal of equity method investments		9,672		1,171
Reversal of impairment loss on available-for-sale securities		6,048		—

		593,564		686,677
Gain on disposal of loans		83,374		13,570
Gain on foreign currency transactions		791,665		2,168,011
Fees and commission income		352,272		280,489
Dividend income		43,718		278,505
Other operating income:
Fees and commission from trust accounts		14,579		11,427
Gain from derivatives transactions		4,448,487		10,857,445
Gain from derivatives valuation		3,888,762		3,791,639
Gain on valuation of hedged items		249,491		614,007
Others		107,878		1,853

		9,980,226		18,016,946

Total operating revenue		13,918,225		22,780,230

Operating expenses:
Interest expense:
Interest on deposits		323,921		394,486
Interest on borrowings		386,535		720,646
Interest on debentures		1,404,143		2,458,406
Others		12,014		22,500

		2,126,613		3,596,038
Loss on valuation and disposal of securities:
Loss on disposal of trading securities		16,847		28,721
Loss on valuation of trading securities		602		2,727
Loss on disposal of available-for-sale securities		34,999		62,228
Loss on disposal of held-to-maturity securities		2,118		—
Loss on disposal of equity method investments		2,430		1,006
Impairment loss on available-for-sale securities		116,625		52,834
Impairment loss on equity method investments		1,101		—

		174,722		147,516

THE KOREA DEVELOPMENT BANK

Interim non-consolidated statements of income

For the nine months ended September 30, 2010 and 2009

(Unaudited)

	For the nine months ended September 30,
	2010		2009
	(non-consolidated)
	(millions of won)
Provision of allowance for possible loan losses		1,095,501		574,629
Loss on disposal of loans		28,919		1,287
Loss on foreign currency transactions		895,629		2,618,027
Fees and commission expenses		16,101		23,554
General and administrative expenses		304,278		317,792
Other operating expenses:
Provision of allowance for possible losses on acceptances and guarantees		—		29,527
Provision of allowances for unused loan commitments		242,097		20,865
Loss from derivatives transactions		4,551,446		10,967,448
Loss from derivatives valuation		3,261,114		3,997,115
Loss on valuation of hedged items		665,010		136,221
Others		111,969		132,455

		11,172,064		18,818,920

Total operating expenses		13,473,399		22,562,474

Operating income (loss)		444,826		217,756
Non-operating income (expense):
Gain (loss) on disposal of property and equipment, net		99		(50)
Rental income		712		734
Gain (loss) on valuation of equity method investments, net		155,009		525,465
Others, net		(402)		192,819

		155,418		718,968

Income (loss) before income taxes		600,244		936,724
Income tax expenses		209,710		29,583

Net income (loss)	(Won)	390,534	(Won)	907,141

Nine Months Ended September 30, 2010

For the nine months ended September 30, 2010, we had net income of (Won)390.5 billion compared to net income of (Won)907.1 billion for the nine months ended September 30, 2009. Our results of operations for the nine months ended September 30, 2010 as compared to the corresponding period of 2009 were affected by the spin-off of a significant portion of our assets and liabilities in connection with the establishment of KDBFG and KoFC in October 2009. See “The Korea Development Bank—Overview” in the accompanying prospectus.

Other principal factors for the decrease in net income for the nine months ended September 30, 2010 compared to the nine months ended September 30, 2009 included:

•

an increase in provision for loan losses to (Won)1,095.5 billion in the nine months ended September 30, 2010 from (Won)574.6 billion in the corresponding period of 2009, primarily due to an increase in non-performing loans;

•

a decrease in net valuation gain on equity method investments to (Won)155.0 billion in the nine months ended September 30, 2010 from (Won)525.5 billion in the corresponding period of 2009, primarily due to a decrease in the gain from our investment in KEPCO; and

•

a decrease in dividend income to (Won)43.7 billion in the nine months ended September 30, 2010 from (Won)278.5 billion in the corresponding period of 2009, primarily due to a decrease in dividend income from KDB 3rd Securitization Specialty Co.

The above factors were partially offset by an increase in net interest income to (Won)1,217.8 billion in the nine months ended September 30, 2010 from (Won)480.6 billion in the corresponding period of 2009, primarily due to a decrease in interest expenses resulting from the transfer of interest-bearing liabilities, including Won-denominated industrial finance bonds, to KoFC in connection with the spin-off in October 2009.

Loans to Financially Troubled Companies

We have credit exposure (including loans, guarantees and equity investments) to a number of financially troubled Korean companies including Kumho Tires Co., Ltd., Daewoo Motor Sales, Ssangyong Motor Company, TY the First ABS Ltd. and Kumho Industrial Co., Inc. As of September 30, 2010, our credit extended to these companies totaled (Won)1,843.4 billion, accounting for 1.5% of our total assets as of such date.

As of September 30, 2010, our exposure (including loans classified as substandard or below and equity investment classified as estimated loss or below) to Kumho Tires increased to (Won)783.2 billion from (Won)658.7 billion as of June 30, 2010, primarily due to extension of additional loans to Kumho Tires in the third quarter of 2010. As of September 30, 2010, our exposure to Daewoo Motor Sales increased to (Won)365.3 billion from (Won)361.2 billion as of June 30, 2010, primarily due to extension of additional loans to Daewoo Motor Sales in the third quarter of 2010. As of September 30, 2010, our exposure to Ssangyong Motor Company decreased to (Won)270.7 billion from (Won)338.5 billion as of June 30, 2010, primarily due to repayment of loans by Ssangyong Motor Company in the third quarter of 2010. As of September 30, 2010, our exposure to TY the First ABS Ltd. remained the same at (Won)236.8 billion compared to June 30, 2010. As of September 30, 2010, our exposure to Kumho Industrial increased to (Won)187.3 billion from (Won)180.4 billion as of June 30, 2010, primarily due to extension of additional loans to Kumho Industrial in the third quarter of 2010.

As of September 30, 2010, we established provisions of (Won)240.4 billion for our exposure to Kumho Tires, (Won)73.0 billion for Daewoo Motor Sales, (Won)54.1 billion for Ssangyong Motor Company, (Won)47.4 billion for TY the First ABS Ltd. and (Won)51.1 billion for Kumho Industrial.

For the nine months ended September 30, 2010, we did not sell any non-performing loans to the Korea Asset Management Corporation, or KAMCO.

Based on our unaudited internal management accounts, as of September 30, 2010, our exposure to Kumho Tires, Kumho Industrial, Kumho Petrochemical and Asiana Airlines was (Won)783.2 billion, (Won)187.3 billion, (Won)965.3 billion and (Won)835.3 billion, respectively. Based on our unaudited internal management accounts, as of September 30, 2010, we established provisions of (Won)240.4 billion, (Won)51.1 billion, (Won)66.6 billion and (Won)51.8 billion for our exposure to Kumho Tires, Kumho Industrial, Kumho Petrochemical and Asiana Airlines, respectively.

Results of Operation

The following tables present unaudited financial information for the six months ended June 30, 2009 and 2010 and as of December 31, 2009 and June 30, 2010. You should read the following financial statement data together with the financial statements and notes included in this prospectus supplement:

	Six Months Ended June 30,
	2009	2010
	(billions of won) (unaudited)
Income Statement Data
Total Interest Income	2,804.1	2,281.4
Total Interest Expenses	2,495.9	1,446.0
Net Interest Income	308.2	835.4
Operating Revenues	17,978.6	10,206.7
Operating Expenses	17,775.5	9,939.0
Net Income	246.4	220.6

	As of December 31, 2009	As of June 30, 2010
	(billions of won) (unaudited)
Balance Sheet Data
Total Loans(1)	76,211.4	77,723.8
Total Borrowings(2)	94,623.7	92,707.8
Total Assets	122,333.4	122,450.9
Total Liabilities	107,222.7	106,863.2
Shareholders’ Equity	15,110.7	15,587.7

(1)	Gross amount, which includes loans, call loans, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to applicable guidelines without adjusting for provision for loan losses and present value discounts.
(2)	Total Borrowings include deposits, call money, borrowings and industrial finance bonds.

Six Months Ended June 30, 2010

For the six months ended June 30, 2010, we had net income of (Won)220.6 billion compared to net income of (Won)246.4 billion for the six months ended June 30, 2009. Our results of operations for the six months ended June 30, 2010 as compared to the corresponding period of 2009 were affected by the spin-off of a significant portion of our assets and liabilities in connection with the establishment of KDBFG and KoFC in October 2009. See “The Korea Development Bank—Overview” in the accompanying prospectus.

Other principal factors for the decrease in net income for the six months ended June 30, 2010 compared to the six months ended June 30, 2009 included:

•

an increase in provision for loan losses to (Won)836.9 billion in the six months ended June 30, 2010 from (Won)483.5 billion in the corresponding period of 2009, primarily due to increased non-performing loans; and

•

a decrease in dividend income to (Won)36.0 billion in the six months ended June 30, 2010 from (Won)284.1 billion in the corresponding period of 2009, primarily due to a decrease in dividend income from KDB 3rd Securitization Specialty Co.

The above factors were partially offset by an increase in net interest income to (Won)835.4 billion in the six months ended June 30, 2010 from (Won)308.2 billion in the corresponding period of 2009, primarily due to a decrease in interest expenses resulting from the transfer of interest-bearing liabilities, including Won-denominated industrial finance bonds, to KoFC in connection with the spin-off in October 2009.

Provisions for Possible Loan Losses and Loans in Arrears

As of June 30, 2010, we established provisions of (Won)1,838.2 billion for possible loan losses and bad debt securities, 31.9% higher than the provisions as of December 31, 2009, and (Won)141.6 billion for doubtful accounts relating to foreign exchange, guarantees and other assets, representing a 47.3% decrease from December 31, 2009.

Certain of our customers have restructured loans with their creditor banks. As of June 30, 2010, we have provided loans of (Won)5,180.3 billion for companies under workout, court receivership, court mediation and other restructuring procedures. In addition, as of such date, we held equity securities of such companies in the amount of (Won)164.2 billion following debt-equity swaps. As of June 30, 2010, we had established provisions of (Won)2,323.6 billion for possible loan losses. We cannot assure you that actual results of the credit loss from the loans to these customers will not exceed the provisions reserved.

The following table provides information on our loan loss provisions.

	As of June 30, 2010(1)
	Loan Amount	Minimum Provisioning Ratio	Loan Loss Provisions
	(in billions of won, except percentages)
Normal	67,096.7	0.85-0.9%	720.9
Precautionary	1,194.0	7.0%	209.6
Substandard	2,991.6	20.0%	766.1
Doubtful	10.7	50.0%	5.4
Expected Loss	136.1	100.0%	136.1
Others(2)	6,294.6	—	—

Total	77,723.8		1,838.2

(1)	These figures include loans, domestic usance, bills of exchange bought, local letters of credit negotiation and loan-type suspense accounts pursuant to the applicable guidelines.
(2)	Includes loans guaranteed by the Government.

As of June 30, 2010, our delinquent loans totaled (Won)3,236.9 billion, representing 3.7% of our outstanding loans as of such date. On June 30, 2010, our legal reserve was (Won)4,658.0 billion, representing 5.3% of our outstanding loans as of such date.

Loans to Financially Troubled Companies

We have credit exposure (including loans, guarantees and equity investments) to a number of financially troubled Korean companies including Kumho Tires Co., Inc., Daewoo Motor Sales, Ssangyong Motor Company, SLS Shipbuilding Co., Ltd. and TY the First ABS Ltd. As of June 30, 2010, our credit extended to these companies totaled (Won)1,880.0 billion, accounting for 1.5% of our total assets as of such date.

As of June 30, 2010, our exposure (including loans classified as substandard or below and equity investment classified as estimated loss or below) to Kumho Tires increased to (Won)658.7 billion from (Won)583.0 billion as of December 31, 2009, primarily due to extension of new emergency loans to Kumho Tires in the first half of 2010. We downgraded the classification of our exposure to Daewoo Motor Sales from normal to substandard in April 2010. As of June 30, 2010, our exposure to Daewoo Motor Sales was (Won)361.2 billion. As of June 30, 2010, our exposure to Ssangyong Motor Company slightly increased to (Won)338.5 billion from (Won)318.2 billion as of December 31, 2009, primarily due to extension of additional loans to Ssangyong Motor Company in the first half of 2010. As of June 30, 2010, our exposure to SLS Shipbuilding decreased to (Won)284.7 billion from (Won)341.3 billion as of December 31, 2009, primarily due to the write-off of certain of our exposure to SLS Shipbuilding. As of June 30, 2010, our exposure to TY the First ABS Ltd. increased to (Won)236.8 billion from (Won)21.3 billion as of December 31, 2009, primarily due to guarantee payments by us to the creditors of TY the First ABS in the first half of 2010.

As of June 30, 2010, we established provisions of (Won)197.6 billion for our exposure to Kumho Tires, (Won)129.7 billion for SLS Shipbuilding, (Won)72.2 billion for Daewoo Motor Sales, (Won)67.7 billion for Ssangyong Motor Company and (Won)47.4 billion for TY the First ABS Ltd.

For the six months ended June 30, 2010, we did not sell any non-performing loans to KAMCO.

Based on our unaudited internal management accounts, as of June 30, 2010, our exposure to Kumho Tires, Kumho Industrial, Kumho Petrochemical and Asiana Airlines was (Won)658.7 billion, (Won)180.4 billion, (Won)1,059.7 billion and (Won)872.9 billion, respectively. Based on our unaudited internal management accounts, as of June 30, 2010, we established provisions of (Won)197.6 billion, (Won)49.5 billion, (Won)68.2 billion and (Won)52.7 billion for our exposure to Kumho Tires, Kumho Industrial, Kumho Petrochemical and Asiana Airlines, respectively.

Operations

Loan Operations

The following table sets out, by currency and category of loan, our total outstanding loans as of June 30, 2010:

Loans(1)

June 30, 2010
(billions of won)
Equipment Capital Loans:
Domestic currency	25,224.4
Foreign currency(2)	15,437.5

40,661.9
Working Capital Loans:
Domestic currency	13,701.5
Foreign currency(2)	2,880.3

16,581.8
Other Loans(3)	20,480.1

Total loans	77,723.8

(1)	Includes loans extended to affiliates.
(2)	Includes loans disbursed and repayable in Won, the amounts of which are based upon an equivalent amount of foreign currency. This type of loan totaled (Won)3,264.5 billion as of June 30, 2010. See “The Korea Development Bank—Operations—Loan Operations—Loans by Categories—Local Currency Loans Denominated in Foreign Currencies” in the accompanying prospectus.
(3)	Includes call loans, domestic usance, bills of exchange bought, debentures accepted by private subscription, bonds purchased, inter-bank loans, local letters of credit negotiation, loan-type suspense accounts pursuant to the applicable guidelines and other loans.

As of June 30, 2010, we had (Won)77,723.8 billion in outstanding loans, a 2.0% increase from December 31, 2009.

Maturities of Outstanding Loans

The following table categorizes our outstanding equipment capital and working capital loans by their remaining maturities:

Outstanding Equipment Capital and Working Capital Loans by Remaining Maturities(1)

	June 30, 2010	As % of June 30, 2010 Total
	(billions of won, except percentages)
Loans with remaining maturities of one year or less	20,837.4	36.4%
Loans with remaining maturities of more than one year	36,406.3	63.6%

Total	57,243.7	100.0%

(1)	Includes loans extended to affiliates.

Loans by Industrial Sector

The following table sets out the total amount of our outstanding equipment capital and working capital loans, categorized by industry sector as of June 30, 2010:

Outstanding Equipment Capital and Working Capital Loans by Industry Sector(1)

	June 30, 2010	As % of June 30, 2010 Total
	(billions of won, except percentages)
Manufacturing	33,107.2	57.8%
Banking and Insurance	4,258.6	7.4%
Transportation and Communication	6,144.3	10.7%
Public Administration	1,525.4	2.7%
Electric, Gas and Water Supply Industry	3,067.8	5.4%
Others	9,140.5	16.0%

Total	57,243.7	100.0%

Percentage increase from December 31, 2009	4.5%

(1)	Includes loans extended to affiliates.

The manufacturing sector accounted for 57.8% of our outstanding equipment capital and working capital loans as of June 30, 2010. As of June 30, 2010, loans to the chemical & chemical product manufacturing businesses and electronic, computer & sound system manufacturing businesses accounted for 15.7% and 12.4%, respectively, of our outstanding equipment capital and working capital loans to the manufacturing sector.

Korean Airlines Co., Ltd. was our single largest borrower as of June 30, 2010, accounting for 2.7% of our outstanding equipment capital and working capital loans. As of June 30, 2010, our five largest borrowers accounted for 9.5% of our outstanding equipment capital and working capital loans and the 20 largest borrowers for 23.4%. The following table breaks down the equipment capital and working capital loans to our 20 largest borrowers outstanding as of June 30, 2010 by industry sector:

20 Largest Borrowers by Industry Sector

As % of June 30, 2010 Total Outstanding Equipment Capital and Working Capital Loans
Manufacturing	56.3%
Transportation and Communication	16.1%
Electricity and Waterworks	9.9%
Public Administration and National Defense	9.6%
Financing, Insurance and Business Services	3.3%
Science and Technology / Others	4.8%

Total	100.0%

Loans by Categories

The following table sets out equipment capital and working capital loans by categories as of June 30, 2010:

	Equipment Capital Loans(1)		Working Capital Loans(1)
	June 30, 2010%		June 30, 2010%
	(billions of won, except percentages)
Industrial fund loans	21,781.3	53.6%	12,126.0	73.1%
Foreign currency loans	10,539.9	25.9%	2,872.5	17.3%
Offshore loans in foreign currencies	3,620.6	8.9%	—	—
Government fund loans	756.9	1.9%	0.3	0.0%
IBRD loans	1,277.0	3.1%	—	—
Overdraft	—	—	417.6	2.5%
Others	2,686.2	6.6%	1,165.4	7.0%

Total	40,661.9	100.0	16,581.8	100.0

(1)	Includes loans extended to affiliates.

Guarantee Operations

The following table shows our outstanding guarantees as of June 30, 2010:

June 30, 2010
(billions of won)
Acceptances	1,091.8
Guarantees on local borrowing	813.2
Guarantees on foreign borrowing	12,322.3
Letter of guarantee for importers	50.9

Total	14,278.3

Investments

Our equity investments increased to (Won)5,920.5 billion as of June 30, 2010 from (Won)5,617.8 billion as of December 31, 2009, principally as a result of investment in KDB-Consus Value PEF for the acquisition of Kumho Life Insurance.

As of June 30, 2010, the cost basis of our equity investments subject to restriction under the KDB Act and our Articles of Incorporation totaled (Won)4,041.3 billion, equal to 68.2% of our equity investment ceiling. For a discussion of Korean accounting principles relating to our equity investments, see “The Korea Development Bank—Financial Statements and the Auditors” in the accompanying prospectus.

The following table sets out our equity investments by industry sector on a book value basis as of June 30, 2010:

Equity Investments

Book Value as of June 30, 2010
(billions of won)
Electricity & Waterworks	59.7
Construction	114.5
Finance and Insurance	2,243.0
Real Estate Business	86.4
Manufacturing	1,653.0
Transportation	406.7
Others	1,357.2

Total	5,920.5

As of June 30, 2010, we held total equity investments, on a book value basis, of (Won)290.2 billion in one of our five largest borrowers and (Won)409.8 billion in five of our 20 largest borrowers.

As of June 30, 2010, the aggregate value of our equity investments accounted for approximately 146.5% of their aggregate cost basis. For a discussion on how we determine the value of our equity investments, see “The Korea Development Bank—Operations—Investments” in the accompanying prospectus.

Other Activities

As of June 30, 2010, we held in trust cash and other assets totaling (Won)19,635.2 billion, and we generated in the first half of 2010 trust fee income equaling (Won)10.3 billion.

Source of Funds

Borrowings from the Government

The following table sets out our Government borrowings as of June 30, 2010:

Type of Funds Borrowed	Amount as of June 30, 2010
(billions of won)
General purpose	803.6
Special purpose	3,668.0

Total	4,471.6

Domestic and International Capital Markets

The following table sets out the outstanding balance of our industrial finance bonds as of June 30, 2010:

Outstanding Balance	Amount as of June 30, 2010
(billions of won)
Denominated in Won	33,783.5
Denominated in other currencies	16,627.6

Total	50,411.1

As of June 30, 2010, the aggregate amount of our industrial finance bonds and guarantee obligations (including guarantee obligations relating to loans that had not been borrowed as of June 30, 2010) was (Won)73,695.5 billion, equal to 17.7% of our authorized amount under the KDB Act, which was (Won)417,296.6 billion.

Foreign Currency Borrowings

As of June 30, 2010, the outstanding amount of our foreign currency borrowings was US$11.4 billion.

Our long term and short term foreign currency borrowings increased to (Won)13,850.1 billion as of June 30, 2010 from (Won)13,087.5 billion as of December 31, 2009.

Deposits

As of June 30, 2010, demand deposits held by us totaled (Won)591.8 billion and time and savings deposits held by us totaled (Won)11,778.5 billion.

Debt

Debt Repayment Schedule

The following table sets out our principal repayment schedule as of June 30, 2010:

Debt Principal Repayment Schedule

	Maturing on or before June 30,
Currency(1)(2)	2011	2012	2013	2014	Thereafter
	(billions of won)
Won	13,627.2	9,815.9	3,933.9	4,062.1	6,816.0
Foreign	15,764.3	3,808.0	4,928.7	4,019.5	1,957.2

Total Won Equivalent	29,391.5	13,623.9	8,862.6	8,081.6	8,773.2

(1)	Borrowings in foreign currencies have been translated into Won at the market average exchange rates on June 30, 2010, as announced by the Seoul Money Brokerage Services Ltd.
(2)	We categorize debt with respect to which we have entered into currency swap agreements by our repayment currency under such agreements.

Directors and Management; Employees

Currently, the members of our Board of Directors are:

Position	Name	Expiration of Term

Chief Executive Officer and Chairman of the Board of Directors:	Euoo Sung Min	June 10, 2011
Executive Directors:	Young Kee Kim	May 5, 2012
	Han Chul Kim	February 3, 2013
	Jean Gon Cheong	November 25, 2012
Independent Non-executive Director:	Chon Pyo Lee	January 16, 2013

As of June 30, 2010, we employed 2,554 persons with 1,702 located in our Seoul head office.

Financial Statements and the Auditors

Korea Development Bank

Interim non-consolidated statements of financial position

As of June 30, 2010 and December 31, 2009

(Korean won in millions)	June 30, 2010 Unaudited		December 31, 2009 Audited
Assets
Cash and due from banks (Notes 3 and 14)	(Won)	5,485,281	(Won)	2,965,356
Securities (Notes 4 and 14):
Trading securities		1,168,471		615,365
Available-for-sale securities		20,915,201		26,696,990
Held-to-maturity securities		1,239,572		1,775,932
Equity method investments		2,929,688		2,575,916

		26,252,932		31,664,203
Loans receivable, less allowance for possible loan losses of (Won)1,856,284 million at June 30, 2010 ((Won)1,413,400 million at December 31, 2009) and less deferred loan fees of (Won)20,316 million at June 30, 2010 ((Won)12,499 million at December 31, 2009) (Notes 5, 11, 14 and 15)		75,847,163		74,785,455
Property and equipment (Note 6)		532,629		542,190
Other assets:
Allowance for possible losses on other assets (Notes 5, 15 and 16)		(78,727)		(52,244)
Intangible assets (Note 7)		39,739		40,580
Guarantee deposits		117,134		119,275
Accounts receivable		4,790,101		2,765,603
Accrued income		548,430		514,662
Prepaid expenses		43,718		53,065
Deferred income tax assets (Note 19)		—		30,115
Derivative assets (Note 16)		7,439,791		7,675,978
Miscellaneous assets (Note 7)		1,432,704		1,229,208

		14,332,890		12,376,242

Total assets	(Won)	122,450,895	(Won)	122,333,446

Korea Development Bank

Interim non-consolidated statements of financial position—(Continued)

As of June 30, 2010 and December 31, 2009

(Korean won in millions)	June 30, 2010 Unaudited		December 31, 2009 Audited

Liabilities and equity
Liabilities:
Deposits (Notes 8 and 14)	(Won)	15,948,823	(Won)	13,935,926
Borrowing liabilities (Notes 9 and 14)		76,758,941		80,687,788
Other liabilities:
Severance and retirement benefits, less deposits for severance and retirement of (Won)42,914 million at June 30, 2010 ((Won)43,881 million at December 31, 2009) (Note 10)		28,355		19,084

Allowance for possible losses on acceptances and guarantees (Note 11)		218,998		243,561
Allowance for possible losses on unused loan commitments (Note 12)		228,372		188,922

Due to trust accounts		379,335		455,424
Exchange payable		6,884		11,188
Accounts payable		4,371,787		2,845,307
Accrued expenses		910,428		935,665
Unearned revenues		54,475		58,107
Deposits for letter of guarantees		254,591		106,185
Deferred income tax liabilities (Note 19)		13,390		110,411
Derivative liabilities (Note 16)		6,603,265		6,644,753
Miscellaneous liabilities (Notes 13 and 15)		1,085,572		980,418

		14,155,452		12,599,025

Total liabilities		106,863,216		107,222,739
Equity:
Paid-in capital (Note 17)		9,251,861		9,241,861
Capital surplus (Note 17)		47,510		52,168
Capital adjustment (Note 17)		(301)		(1,229)
Accumulated other comprehensive income (Notes 4 and 21)		988,413		746,980
Retained earnings (Note 17):
Legal reserve		4,658,028		4,353,488
Unappropriated retained earnings		642,168		717,439

		5,300,196		5,070,927

Total equity		15,587,679		15,110,707

Total liabilities and equity	(Won)	122,450,895	(Won)	122,333,446

Korea Development Bank

Interim non-consolidated statements of income

For the six months ended June 30, 2010 and 2009

	Six months ended June 30,
(Korean won in millions)	2010		2009
	Unaudited
Operating revenue:
Interest income:
Interest on due from banks	(Won)	32,051	(Won)	89,349
Interest on securities		528,112		761,092
Interest on loans receivable		1,713,980		1,937,088
Others		7,220		16,580

		2,281,363		2,804,109
Gain on valuation and disposal of securities:
Gain on disposal of trading securities		20,427		16,234
Gain on valuation of trading securities		1,134		1,857
Gain on disposal of available-for-sale securities		364,799		589,301
Gain on disposal of equity method investments		7,707		1,155
Reversal of impairment loss on available-for-sale securities		4,550		—

		398,617		608,547
Gain on disposal of loans receivable		41,208		12,135
Gain on foreign currency transactions		785,348		1,537,079
Fees and commission income		241,692		203,081
Dividends income		36,020		284,073
Other operating income:
Fees and commission from trust accounts		10,346		7,350
Gain from derivatives transactions		3,060,361		8,876,430
Gain from derivatives valuation (Note 16)		3,018,907		3,167,393
Gain on valuation of hedged items (Note 16)		303,514		477,421
Reversal of allowances for possible losses on acceptances and guarantees (Note 11)		24,664		—
Reversal of allowances for possible losses on other assets (Note 5)		836		—
Reversal of other allowances (Note 15)		1,365		—
Others		2,463		1,023

		6,422,456		12,529,617

Total operating revenue		10,206,704		17,978,641

Operating expenses:
Interest expense:
Interest on deposits		210,410		287,266
Interest on borrowings		279,283		497,378
Interest on debentures		947,279		1,696,304
Others		8,982		14,924

		1,445,954		2,495,872

Korea Development Bank

Interim non-consolidated statements of income—(Continued)

For the six months ended June 30, 2010 and 2009

	Six months ended June 30,
(Korean won in millions)	2010		2009
	Unaudited
Loss on valuation and disposal of securities:
Loss on disposal of trading securities	(Won)	12,841	(Won)	21,926
Loss on valuation of trading securities		2,361		1,351
Loss on disposal of available-for-sale securities		16,552		34,252
Loss on disposal of equity method investments		1,918		992
Impairment on available-for-sale securities		132,781		25,661
Impairment on equity method investments		1,101		—

		167,554		84,182
Provision for possible loan losses (Note 5)		836,922		483,508
Loss on disposal of loans receivable		2,534		1,320
Loss on foreign currency transactions		664,368		1,729,693
Fees and commission expenses		11,938		17,643
General and administrative expenses (Note 18)		209,499		212,028
Other operating expenses:
Provision for possible losses on acceptances and guarantees (Note 11)		—		56,096
Provision for unused commitments (Note 12)		39,218		25,428
Loss from derivatives transactions		3,037,343		8,929,459
Loss from derivatives valuation (Note 16)		2,964,416		3,404,998
Loss on valuation of hedged items (Note 16)		485,938		241,895
Utility service fee		339		270
Contributions to credit management fund		45,656		44,609
Others		27,307		48,470

		6,600,217		12,751,225

Total operating expenses		9,938,986		17,775,471

Operating income		267,718		203,170
Non-operating income (expense):
Gain (loss) on disposal of property and equipment, net		15		(41)
Rental income		465		491
Gain (loss) on valuation of equity method investments, net (Note 4)		75,988		(26,697)
Others, net		1,536		192,900

		78,004		166,653

Income before income taxes		345,722		369,823
Income tax expense (Note 19)		125,087		123,470

Net income	(Won)	220,635	(Won)	246,353

Korea Development Bank

Interim non-consolidated statements of changes in equity

For the six months ended June 30, 2010 and 2009

(Korean won in millions)	Paid-in capital		Capital surplus		Capital adjustment		Accumulated other comprehensive income		Retained earnings		Total
As of January 1, 2009	(Won)	8,741,861	(Won)	44,373	(Won)	—	(Won)	(249,015)	(Won)	7,178,115	(Won)	15,715,334
Injection of paid-in capital		900,000		—		—		—		—		900,000
Net income		—		—		—		—		246,353		246,353
Unrealized gain on available-for-sale securities		—		—		—		596,210		—		596,210
Changes in unrealized gain on valuation of equity method investments		—		—		—		103,592		—		103,592
Changes in unrealized loss on valuation of equity method investments		—		—		—		160,985		—		160,985
Changes in retained earnings on valuation of equity method investments		—		—				—		13,930		13,930

As of June 30, 2009 (unaudited)	(Won)	9,641,861	(Won)	44,373	(Won)	—	(Won)	611,772	(Won)	7,438,398	(Won)	17,736,404

As of January 1, 2010	(Won)	9,241,861	(Won)	52,168	(Won)	(1,229)	(Won)	746,980	(Won)	5,070,927	(Won)	15,110,707
Injection of paid-in capital		10,000		—		—		—		—		10,000
Discount on stock issuance		—		—		(51)		—		—		(51)
Net income		—		—		—		—		220,635		220,635
Unrealized gain on available-for-sale securities		—		—		—		168,724		—		168,724
Changes in investees’ capital surplus		—		(4,658)		—		—		—		(4,658)
Changes in investees’ capital adjustments		—		—		979		—		—		979
Changes in unrealized gain on valuation of equity method investments (Note 4)		—		—		—		68,147		—		68,147
Changes in unrealized loss on valuation of equity method investments (Note 4)		—		—		—		4,562		—		4,562
Changes in retained earnings on valuation of equity method investments		—		—				—		8,634		8,634

As of June 30, 2010 (unaudited)	(Won)	9,251,861	(Won)	47,510	(Won)	(301)	(Won)	988,413	(Won)	5,300,196	(Won)	15,587,679

Korea Development Bank

Interim non-consolidated statements of cash flows

For the six months ended June 30, 2010 and 2009

	Six months ended June 30,
(Korean won in millions)	2010		2009
	Unaudited
Cash flows from operating activities:
Net income	(Won)	220,635	(Won)	246,353
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation		9,052		9,519
Amortization of intangible assets		5,597		5,155
Provision for possible loan losses, net		835,171		484,835
Provision for severance and retirement benefits		15,690		16,479
Loss (gain) on valuation of trading securities, net		1,227		(506)
Impairment losses on available-for-sale securities		132,781		25,661
Reversal of impairment losses on available-for-sale securities		(4,550)		—
Reversal of allowance for possible losses on other assets		(836)		—
Loss (gain) on valuation of equity method investments, net		(75,988)		26,697
Loss (gain) on foreign exchange translations, net		(169,643)		211,720
Loss (gain) on disposal of property and equipment, net		(15)		41
Loss (gain) on valuation of derivative instruments, net		(54,491)		237,605
Loss on fair value hedged items, net		182,424		32,041
Provision (reversal of allowance) for possible losses on acceptances and guarantees losses		(24,664)		56,096
Provision for unused commitments		39,218		25,428
Others, net		58,393		14,373
Changes in operating assets and liabilities:
Trading securities		(554,333)		(378,060)
Available-for-sale securities		5,868,466		(627,591)
Held-to-maturity securities		536,360		517,616
Equity method investments		(178,215)		263,371
Loans receivable		(1,727,236)		(6,031,343)
Accounts receivable		(1,997,179)		(3,121,756)
Accrued income		(33,768)		20,262
Prepaid expenses		9,347		61,611
Unearned revenues		(3,632)		(14,728)
Deferred income tax liabilities, net		(136,400)		119,142
Derivative instruments, net		249,190		(63,484)
Payment of severance and retirement benefits		(6,419)		(12,253)
Due to trust accounts		(76,089)		775,651
Accounts payable		1,526,480		2,946,862
Accrued expenses		(25,237)		(6,624)
Others, net		50,397		(935,854)

Total adjustments		4,451,098		(5,342,034)

Net cash provided by (used in) operating activities	(Won)	4,671,733	(Won)	(5,095,681)

Korea Development Bank

Interim non-consolidated statements of cash flows—(Continued)

For the six months ended June 30, 2010 and 2009

	Six months ended June 30,
(Korean won in millions)	2010		2009
	Unaudited
Cash flows from investing activities:
Purchase of property and equipment	(Won)	(4,238)	(Won)	(2,480)
Proceeds from disposal property and equipment		4,762		428
Purchase of intangible assets		(4,756)		(5,090)
Increase in due from bank, net		(2,517,174)		(632,570)
Decrease (Increase) in guarantee deposits, net		2,141		(593)

Net cash used in investing activities		(2,519,265)		(640,305)
Cash flows from financing activities:
Proceeds from borrowings, net		604,540		624,302
Increase (decrease) in bonds sold under repurchase agreements, net		(2,515,040)		1,706,644
Proceeds from (redemption of) bills sold, net		3,299		(132)
Proceeds from (redemption of) debentures, net		(1,799,381)		2,424,902
Increase (decrease) in exchange payable, net		(4,304)		12,505
Proceeds from (redemption of) deposits, net		2,012,897		(1,573,702)
Proceeds from (redemption of) call money, net		(461,677)		1,662,656
Injection of paid-in capital		10,000		900,000
Discount on stock issuance		(51)		—

Net cash provided by (used in) financing activities		(2,149,717)		5,757,175

Net increase in cash and cash equivalents		2,751		21,189

Cash and cash equivalents at the beginning of the period		66,915		58,280

Cash and cash equivalents at the end of the period	(Won)	69,666	(Won)	79,469

Korea Development Bank

Notes to interim non-consolidated financial statements

June 30, 2010 and 2009

1. Corporate information

Korea Development Bank (the “Bank”) was established in 1954 in accordance with the Korea Development Bank Act of the Republic of Korea to supply and manage major industrial funds for the promotion of the industrial development and advancement of the national economy. The Bank has 47 local branches (HQ branch included), 7 overseas branches, 5 overseas subsidiaries and 2 overseas offices at June 30, 2010. The Bank is engaged in the banking business under the Korea Development Bank Act and other related regulations and in the trust business in accordance with the Financial Investment Services and Markets Act.

The Bank’s spin-off

On October 28, 2009, the Bank spun off its public finance unit and financial subsidiaries business support unit into Korea Finance Corporation (“KoFC”) and KDB Financial Group Inc. (“KDBFG”), respectively. New shares of the two new entities were issued and distributed to the Bank’s stockholder at the spin-off date on a pro-rata basis, and the Bank continues its remaining operations. The Bank and the new entities will be jointly and severally liable for all liabilities existing prior to the spin-off.

On November 24, 2009, the Korea government who was also the sole equity owner of the Bank, exchanged the Bank’s shares with KDBFG shares at the exchange ratio of 0.163608 KDBFG share for every 1 share of the Bank. Immediately after the completion of the share exchange, the Bank became a fully-owned subsidiary of KDBFG, the capital stock of the Bank amounts to (Won)9,251,861 million at June 30, 2010.

2. Summary of significant accounting policies

Basis of financial statement preparation

The accompanying interim non-consolidated financial statements do not disclose all information and disclosures required in the annual financial statements, and should be read in conjunction with the annual non-consolidated financial statements as of December, 31, 2009.

The Bank maintains its official accounting records in Korean won and prepares statutory financial statements in the Korean language in conformity with accounting principles generally accepted in the Republic of Korea ( “Korean GAAP”) with the exception of overseas branches and subsidiaries, where the Bank used financial statements prepared in accordance with the financial accounting standards generally accepted in their jurisdictions, with adjustments to align with Korean GAAP if the adjustments materially effects the Bank’s financial statements. Certain accounting principles applied by the Bank that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about Korean accounting principles and practices. In the event of any differences in interpreting the interim non-consolidated financial statements or the independent accountants’ review report thereon, the Korean version, which is used for regulatory reporting purposes, shall prevail. The accompanying interim non-consolidated financial statements have been condensed, restructured and translated into English (with certain expanded descriptions) from the Korean language financial statements.

The significant accounting policies adopted in the preparation of the interim non-consolidated financial statements, which are consistent with those followed in the preparation of the annual non-consolidated financial statements for the year ended December 31, 2009, are summarized below.

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Recognition of interest income

Interest income on loans and investments is recognized on an accrual basis. However, interest income on loans overdue or dishonored is recognized on a cash basis except for those secured and guaranteed by financial institutions for which the interest is recognized on an accrual basis.

Securities

Securities are classified as either trading, held-to-maturity or available-for-sale securities, as appropriate, and are initially measured at cost, including incidental expenses. The Bank determines the classification of its investments after initial recognition, and, where allowed and appropriate, re-evaluates this designation at each financial year end.

Securities that are acquired and held principally for the purpose of selling them in the near term are classified as trading securities. Debt securities which carry fixed or determinable principal payments and a fixed maturity are classified as held-to-maturity, if the Bank has the positive intention and ability to hold to maturity. Securities that are not classified as either trading or held-to-maturity are classified as available-for-sale securities.

After initial measurement, available-for-sale securities are measured at fair value with unrealized gains or losses being recognized as other comprehensive income in equity. Likewise, trading securities are also measured at fair value after initial measurement, but with unrealized gains or losses reported as part of net income. Held-to-maturity securities are measured at amortized cost after initial measurement. The cost is computed as the amount initially recognized minus principal repayments, plus or minus the cumulative amortization using the effective interest method, of any difference between the initially recognized amount and the maturity amount.

The fair value of trading and available-for-sale securities that are traded actively in the open market (marketable securities) is measured at the closing price of those securities at the reporting date. Non-marketable equity securities are carried at a value announced by a public independent credit rating agency. If application of such measurement method is not feasible, non-marketable equity securities are measured at cost less impairment, if any, subsequent to initial recognition. Non-marketable debt securities are carried at the present value of their future cash flows discounted using an appropriate interest rate which reflects the issuer’s credit rating, as announced by a public independent credit rating agency.

When held-to-maturity securities are reclassified to available-for-sale, those securities are accounted for at fair value on the reclassification date and the difference between the fair value and book value is reported in other comprehensive income as a gain or loss on valuation of available-for sale securities. When available-for-sale securities are reclassified to held-to-maturity, gains or losses on valuation of these available-for-sale securities, which had been recorded until the reclassification date, continue to be included in other comprehensive income and are amortized using the effective interest rate method. Such amortization amount is charged to interest income until maturity. Once the reclassification is made, trading securities cannot be reclassified to available-for-sale securities or held-to-maturity securities and vice versa except in rare circumstances only. In addition, when certain trading securities become non-marketable, such securities are reclassified to available-for-sale at fair value at the reclassification date.

If the recoverable amount of a held-to-maturity security and available-for-sale security is less than acquisition cost or carrying value, and such decline is deemed other than temporary, such security is adjusted to its recoverable amount with an impairment loss charged to the statement of income after eliminating any gains and losses previous recorded in other comprehensive income for temporary changes. A subsequent recovery is

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

also recorded in the statement of income to the extent of the previously recorded impairment losses if such recovery is attributable to an event occurring subsequent to the recognition of the impairment losses.

Equity method investments

Investments in entities over which the Bank has control or significant influence are accounted for using the equity method. Investment securities which allow the Bank a significant influence over the investee are valued using the equity method of accounting. The Bank considers that it has a significant influence on an investee if the Bank holds more than 15% of voting shares.

Under the equity method of accounting, the Bank’s initial investment in an investee is recorded at acquisition cost. Subsequently, the carrying amount of the investment is adjusted to reflect the Bank’s share of income or loss of the investee in the statement of income and share of changes in equity that have been recognized directly in the equity of the investee in the related equity account of the Bank on the statement of financial position. If the Bank’s share of losses of the investee equals or exceeds its interest in the investee, it suspends recognizing its share of further losses. However, if the Bank has other long-term interests in the investee, it continues recognizing its share of further losses to the extent of the carrying amount of such long-term interests. The Bank resumes the application of the equity method if the Bank’s share of income or change in equity of an investee exceeds the Bank’s share of losses accumulated during the period of suspension of the equity method of accounting.

At the date of acquisition, the difference between the acquisition cost of the investee and the Bank’s share of the net fair value of the investee’s identifiable assets and liabilities is accounted for as goodwill or negative goodwill. Goodwill is amortized over its useful life of five years using the straight-line method and the amortization expense is included as part of valuation gain or loss on equity method investments in the statement of income. Negative goodwill is amortized based on the investee’s accounting treatments on the related assets and liabilities and charged or credited to valuation gain or loss on equity method investments in the statement of income.

The Bank’s share in the investee’s unrealized profits and losses resulting from transactions between the Bank and its investee are eliminated.

Allowance for possible loan losses

The Bank provides allowance for possible loan losses based on the borrowers’ future debt servicing ability (forward looking criteria) as determined by a credit rating model developed by the Bank. This credit rating model includes financial and non-financial factors of borrowers and classifies the borrowers’ credit risk. Allowances are determined by applying the following minimum percentages to the various credit risk ratings:

Loan classifications	Minimum provision percentages (%)
Normal	0.85
Precautionary	7
Substandard	20
Doubtful	50
Estimated loss	100

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Troubled debt restructuring

If the present value of a loan is different from its book value due to a rescheduling of terms as agreed by the related parties (as in the case of court receivership, court mediation or workout), the difference in present value of the restructured loan payments and book value of the loan is recorded as an allowance for possible loan loss. The difference recorded as an allowance is amortized to current earnings over the related period using the effective interest rate method. The amortization is recorded as interest income.

Deferred loan fees and expenses

The Bank defers and amortizes certain fees received from borrowers and expenses paid to third parties associated with originating certain loans. Such fees and expenses are amortized over the life of the associated loan using the straight-line method.

Valuation of long-term receivables (payables) at present value

Receivables or payables arising from long-term installment transactions are stated at present value. The difference between the carrying amount of these receivables or payables and their present value is amortized using the effective interest rate method and credited or charged to the statement of income over the installment period.

Property and equipment

Property and equipment are stated at cost. Maintenance and repairs are expensed in the year in which they are incurred. Expenditures which enhance the value or extend the useful lives of the related assets are capitalized as additions to property and equipment.

Depreciation of property and equipment is provided using the straight-line method over the following estimated useful life of assets:

Year
Buildings	20~50
Structures	10~40
Computer equipment	4
Vehicles	4
Others	4

Routine maintenance and repairs are charged to expense as incurred. Expenditures which enhance the value or extend the useful life of the related assets are capitalized.

Intangible assets

Intangible assets of the Bank consist of trademarks, development costs and software, which are stated at cost less accumulated amortization. Intangible assets are amortized using the straight-line method over a period of four to five years.

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Impairment of assets

When the recoverable amount of an asset is less than its carrying amount, the decline in value, if material, is deducted from the carrying amount and recognized as an asset impairment loss in the current period.

Bond purchased under resale agreement and bonds sold under repurchase agreements

Bond purchased or sold under resale or repurchase agreements are included in loans and borrowings, respectively. The difference between the selling and repurchase price is treated as interest and is accrued evenly over the period covered by the agreements.

Debenture issuance costs

Debenture issuance costs are amortized as an interest expense over the redemption term using the effective interest rate method.

Accrued severance and retirement benefits

In accordance with the Employee Retirement Benefit Security Act and the Bank’s regulations, employees and directors terminating their employment with at least one year of service are entitled to severance and retirement benefits, based on the rates of pay in effect at the time of termination, years of service and certain other factors. The provider is determined based on the amount that would be payable assuming all employees and directors were to terminate their employment at the reporting date.

The Bank’s severance and retirement benefits are partly funded through an insurance plan with Citibank Korea Inc. and others. Up to March 1999, the Bank had previously prepaid a portion of its severance and retirement benefits obligation to the National Pension Service (“NPS”). The insurance deposits and prepayments are presented as a deduction from the provision for severance and retirement benefits.

Provisions and contingent liabilities

Provisions are recognized when the Bank has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made on the amount of the obligation. The provision is used only for expenditures for which the provision was originally recognized. If the effect of the time value of money is material, provisions are stated at present value.

Confirmed acceptances and guarantees, unconfirmed acceptances and guarantees and bills endorsed are not recognized on the statement of financial position, but are disclosed as off-statement of financial position items in the notes to the financial statements. The Bank provides a provision for such off-statement of financial position items, applying a Credit Conversion Factor (“CCF”) and provision rates, and records the provision as an allowance for possible losses on acceptances and guarantees.

The Bank records an allowance for a certain portion of unused credit lines and cash advance commitments. The Bank records the provision for such unused balances as a reserve for possible losses on unused commitments and cash advance commitments which are calculated by applying a CCF and the minimum required provision percentage given by the Regulation on the Supervision of Banking Business.

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Income taxes

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from, or paid to, the tax authorities. Deferred income taxes are provided using the liability method for the tax effect of temporary differences between the tax bases of assets and liabilities and their reported amounts in the accompanying financial statements. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. In addition, current tax and deferred tax are charged or credited directly to equity if the tax relates to items that are charged or credited directly to equity.

Translation of foreign currency and financial statements of overseas branches

Transactions involving foreign currencies are recorded at the exchange rates prevailing at the time the transactions are made. Assets and liabilities denominated in foreign currencies are translated into Korean won using the exchange rates provided by Seoul Money Brokerage Service, Ltd., which are in effect on the reporting date. The resulting translation gains or losses are credited or charged to current operations.

Accounting records of the overseas branches are maintained in foreign currencies. In translating financial statements of the overseas branches, the Bank applies the appropriate rate of exchange at the reporting date.

Derivative financial instruments

Derivative financial instruments are presented as assets or liabilities valued principally at the fair value of the rights or obligations associated with the derivative contracts. The unrealized gain or loss from a derivative transaction with the purpose of hedging the exposure to changes in the fair value of a recognized asset or liability or unrecognized firm commitment is recognized in current operations. For a derivative instrument with the purpose of hedging the exposure to the variability of cash flows of a recognized asset or liability or a forecasted transaction, the hedge-effective portion of the derivative instrument’s gain or loss is deferred as other comprehensive income in equity. The ineffective portion of the gain or loss is charged or credited to current operations. Derivative instruments that do not meet the criteria for hedge accounting, or contracts for which the Bank has not elected hedge accounting are measured at fair value with unrealized gains or losses reported in current operations.

Accounting for the trust accounts

The Bank recognizes, in accordance with the Financial Investment Services and Markets Act, trust fees earned from the trust accounts as income from trust operations. If losses are incurred on trust accounts that have a guarantee of principal repayment, the losses are recognized as a loss from trust operations.

Significant judgments and accounting estimates

The preparation of financial statements in accordance with Korean GAAP requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

3. Cash and due from banks

Cash and due from banks at June 30, 2010 and December 31, 2009 consist of the following (Korean won in millions):

	June 30, 2010		December 31, 2009
	(Unaudited)		(Audited)
Cash and cash equivalents:
Korean won	(Won)	62,923	(Won)	60,073
Foreign currency		6,743		6,842

		69,666		66,915
Due from banks:
Korean won		4,503,285		1,810,678
Foreign currency		912,330		1,087,763

		5,415,615		2,898,441

	(Won)	5,485,281	(Won)	2,965,356

Due from banks in Korean won at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

Counterparty	Account	Annual interest rate (%)	June 30, 2010		December 31, 2009
			(Unaudited)		(Audited)
Bank of Korea (“BOK”)	Reserve deposits with BOK	—	(Won)	198,709	(Won)	646,172
Kookmin Bank	Other deposits	3.1~3.3		113,826		106,267
Samsung Investment Trust Management Co., Ltd.	Other deposits	2.3~2.8		450,000		70,000
KB Asset Management	Other deposits	2.3~2.8		370,000		60,000
UBS Hana Asset Management Co., Ltd.	Other deposits	2.3~2.8		320,000		—
HI Asset Management Co., Ltd.	Other deposits	2.3~2.8		320,000		30,000
KDB Asset Management Co., Ltd.	Other deposits	2.3~2.8		250,000		400,000
IBK Asset Management Co., Ltd.	Other deposits	2.3~2.8		250,000		—
KYOBO Investment Trust Management Co., Ltd.	Other deposits	2.3~2.8		210,000		—
EUGENE Asset Management Co., Ltd.	Other deposits	2.3~2.8		200,000		60,000
Others	Other deposits, etc.	—		1,820,750		438,239

			(Won)	4,503,285	(Won)	1,810,678

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Due from banks in foreign currency at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

Counterparty	Account	Annual interest rate (%)	June 30, 2010 (Unaudited)		December 31 , 2009 (Audited)
BOK	Checking accounts	—	(Won)	53,274	(Won)	59,704
Korea Exchange Bank	Time deposits, etc.	—		—		72,274
Woori Bank	”	0.5~2.1		13,313		87,570
KDB Ireland Ltd.	”	1.1~1.9		7,412		54,224
Others	”	0.0~3.9		838,331		813,991

			(Won)	912,330	(Won)	1,087,763

Restricted balances in due from banks at June 30, 2010 and December 31, 2009 are summarized as follows (Korean won in millions):

Counterparty	June 30, 2010		December 31, 2009		Restriction
	(Unaudited)		(Audited)
BOK	(Won)	251,983	(Won)	705,876	Reserve for payment of deposit
Kookmin Bank		113,826		106,267	Reserve for payment of principal on behalf of special purpose entities
Shinhan Bank		38,352		35,586	”
ICBC Shanghai and others		68,525		46,689	Reserve for payment of deposit by the local law

	(Won)	472,686	(Won)	894,418

The maturities of due from banks outstanding as of June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Korean won		Foreign currencies		Total
Within 3 months	(Won)	201,107	(Won)	535,609	(Won)	736,716
After 3 months but no later than 6 months		—		165,859		165,859
After 6 months but no later than 1 year		43,295		49,773		93,068
After 1 year but no later than 3 years		108,883		121,030		229,913
Later than 5 years		4,150,000		40,059		4,190,059

	(Won)	4,503,285	(Won)	912,330	(Won)	5,415,615

	December 31, 2009 (Audited)
	Korean won		Foreign currencies		Total
Within 3 months	(Won)	648,825	(Won)	545,705	(Won)	1,194,530
After 3 months but no later than 6 months		141,853		73,818		215,671
After 6 months but no later than 1 year		—		309,414		309,414
After 1 year but no later than 3 years		—		93,408		93,408
Later than 5 years		1,020,000		65,418		1,085,418

	(Won)	1,810,678	(Won)	1,087,763	(Won)	2,898,441

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Due from banks by financial institution at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
Counterparty	Korean won		Foreign currencies		Total
BOK	(Won)	198,709	(Won)	53,274	(Won)	251,983
Other banks		152,177		836,803		988,980
Others		4,152,399		22,253		4,174,652

	(Won)	4,503,285	(Won)	912,330	(Won)	5,415,615

	December 31, 2009 (Audited)
Counterparty	Korean won		Foreign currencies		Total
BOK	(Won)	646,172	(Won)	59,704	(Won)	705,876
Other banks		141,853		1,002,320		1,144,173
Others		1,022,653		25,739		1,048,392

	(Won)	1,810,678	(Won)	1,087,763	(Won)	2,898,441

4. Securities

(1) Trading securities at June 30, 2010 and December 31, 2009 consist of the following (Korean won in millions):

		Fair value (book value)
Type	Annual interest rate (%)	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Securities denominated in Korean won:
Equity securities	—	(Won)	12,897	(Won)	—
Debt securities:
Government and public bonds	3.8~5.5		798,957		224,243
Finance bonds	3.6~5.6		170,678		180,395
Corporate bonds	—		—		10,050
Commercial papers	2.5~2.6		119,236		128,880
Other securities	—		357		—

			1,102,125		543,568
Securities denominated in foreign currency:
Equity securities	—		1,859		—
Debt securities	0.2~7.3		64,487		71,797

			66,346		71,797

		(Won)	1,168,471	(Won)	615,365

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Debt securities included in trading securities at June 30, 2010 and December 31, 2009 consist of the following (Korean won in millions):

	June 30, 2010 (Unaudited)
Type	Par value		Acquisition cost		Fair value (book value)
Government and public bonds	(Won)	794,000	(Won)	800,296	(Won)	798,957
Finance bonds		171,000		170,840		170,678
Commercial papers		120,000		119,225		119,236
Bonds denominated in foreign currency		64,832		64,322		64,487

	(Won)	1,149,832	(Won)	1,154,683	(Won)	1,153,358

	December 31, 2009 (Audited)
Type	Par value		Acquisition cost		Fair value (book value)
Government and public bonds	(Won)	224,000	(Won)	225,768	(Won)	224,243
Finance bonds		181,000		181,086		180,395
Corporate bonds		10,000		10,084		10,050
Commercial papers		130,000		128,881		128,880
Bonds denominated in foreign currency		73,103		70,490		71,797

	(Won)	618,103	(Won)	616,309	(Won)	615,365

Debt securities in Korean won are measured based on the lower of the valuation provided by KIS Pricing Inc. or the Korea Bond Pricing Co. Debt securities in foreign currency are measured based on the lower of the valuation provided by NICE Pricing Services Inc. or the Korea Bond Pricing Co.

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

(2) Available-for-sale securities at June 30, 2010 and December 31, 2009 consist of the following (Korean won in millions):

	Annual interest rate (%)	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Securities denominated in Korean won:
Equity securities:
Marketable equity securities	—	(Won)	1,280,645	(Won)	1,279,013
Non-marketable equity securities	—		1,681,420		1,750,206

			2,962,065		3,029,219
Debt securities:
Government and public bonds	4.3~5.8		904,941		1,082,033
Finance bonds	2.9~6.5		3,491,437		3,922,907
Corporate bonds	3.0~20.0		7,823,120		11,897,713

			12,219,498		16,902,653
Beneficiary certificates	—		1,838,895		2,714,851

			17,020,458		22,646,723
Securities denominated in foreign currency:
Equity securities	—		13,995		12,651
Debt securities	0.4~12.6		3,771,344		3,995,283
Beneficiary certificates securities	—		109,404		42,333

			3,894,743		4,050,267

		(Won)	20,915,201	(Won)	26,696,990

Details of marketable equity securities (including equity securities denominated in foreign currencies) at June 30, 2010 and December 31, 2009 consist of the following (Korean won in millions):

	June 30, 2010 (Unaudited)			December 31, 2009 (Audited)
Company	Ownership (%)	Fair value (book value)		Fair value (book value)
Doosan Heavy Industries and Construction Co., Ltd.	7.12	(Won)	569,460	(Won)	610,889
STX Pan Ocean Co., Ltd.	14.99		348,718		348,718
KUMHO Industrial Co., Ltd.	7.20		72,121		—
Ssangyong Cement Industry Co., Ltd.	13.81		54,900		94,738
Asiana Airlines Inc.	6.96		118,462		44,469
STX Corporation	4.81		42,178		40,375
Neosemitech Corporation	2.06		8,402		13,892
Taesan LCD Co., Ltd.	6.57		14,758		9,995
Hanchang Paper Co., Ltd.	23.99		5,631		4,779
Medy-Tox Inc.	3.64		5,222		4,490
HDCS Co., Ltd.	6.52		3,690		408
Hyundai Corporation	—		—		46,238
Dongbu HiTek Co., Ltd.	—		—		8,477
Ace Dightech Co., Ltd.	—		—		8,120
Dong Bang Co., Ltd.	—		—		5,000
Others			42,219		40,766

		(Won)	1,285,761	(Won)	1,281,354

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Details of non-marketable equity securities (including equity securities denominated in foreign currencies) at June 30, 2010 and December 31, 2009 consist of the following (Korean won in millions):

	June 30, 2010 (Unaudited)			December 31, 2009 (Audited)
Company	Ownership (%)	Fair value (book value)		Fair value (book value)
GM Daewoo Auto and Technology Corporation	17.02	(Won)	290,221	(Won)	286,543
Consumer Credit Assistant Fund Co., Ltd.	5.09		102,198		102,198
Pantech Co., Ltd.	15.10		90,043		103,762
Good-KDB 3rd Securitization Specialty Co., Ltd.	9.09		57,725		57,725
Korea Asset Management	10.00		48,880		48,880
Samsung Total Petrochemicals Co., Ltd.	3.24		42,155		38,391
Good-KDB 2nd Securitization Specialty Co., Ltd.	9.09		37,706		37,706
Hwan Young Steel Ind. Co., Ltd.	13.69		31,903		32,983
Korea Securities Finance Corporation	5.19		32,680		29,397
Shinbundang Railroad Co., Ltd.	10.28		24,913		23,790
Econhill Development Co., Ltd.	14.00		17,013		17,013
Korea Integrated Freight Terminal Co., Ltd.	6.90		15,526		14,523
Kangnam Beltway	12.35		14,798		13,973
Alpha dome City Co., Ltd.	4.00		11,800		11,800
Samsung Life Insurance Co., Ltd.	—		—		132,248
Others			872,738		809,584

		(Won)	1,690,299	(Won)	1,760,516

Available-for-sale securities that are restricted as to disposal at June 30, 2010 are summarized as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
Company	Number of shares	Book value		Disposal restriction
KUMHO Industrial Co., Ltd.	29,851,239	(Won)	72,121	Until December 31, 2014
Pantech Co., Ltd.	249,427,382		90,043	Until December 31, 2011
Ssangyong Cement Industry Co., Ltd.	11,090,842		54,900	Unsettled
Taesan LCD Co., Ltd.	7,027,574		14,758	Until December 31, 2013
Hanchang Paper Co., Ltd	9,156,000		5,631	Until December 31, 2012
Daehan Shipbuilding Co., Ltd	309,500		2,547	Until December 31, 2013
Daewoo Electronics Corporation	2,412,662		2,051	Until March 31, 2011
Young Gwang Stainless Co., Ltd.	413,000		772	Until December 31, 2012

		(Won)	242,823

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Debt securities at June 30, 2010 and December 31, 2009 are summarized as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Par value		Acquisition cost		Amortized cost		Fair value (book value)
Government and public bonds	(Won)	890,000	(Won)	935,634	(Won)	910,763	(Won)	904,941
Finance bonds		3,490,000		3,498,373		3,483,510		3,491,437
Corporate bonds		7,947,875		7,936,185		7,650,492		7,823,120
Bonds denominated in foreign currencies		3,892,734		3,876,650		3,867,212		3,771,344

	(Won)	16,220,609	(Won)	16,246,842	(Won)	15,911,977	(Won)	15,990,842

	December 31, 2009 (Audited)
	Par value		Acquisition cost		Amortized cost		Fair value (book value)
Government and public bonds	(Won)	1,075,000	(Won)	1,131,286	(Won)	1,107,235	(Won)	1,082,033
Finance bonds		3,940,000		3,951,579		3,938,196		3,922,907
Corporate bonds		12,164,678		12,110,014		11,761,369		11,897,713
Bonds denominated in foreign currencies		4,168,939		4,176,729		4,137,007		3,995,283

	(Won)	21,348,617	(Won)	21,369,608	(Won)	20,943,807	(Won)	20,897,936

Debt securities in Korean won are measured based on the lower of the valuation provided by KIS Pricing Inc. or the Korea Bond Pricing Co. Debt securities in foreign currency are measured based on the lower of the valuation provided by NICE Pricing Services Inc. or the Korea Bond Pricing Co.

Beneficiary certificates at June 30, 2010 and December 31, 2009 are summarized as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Acquisition cost		Book value before valuation		Accumulated other comprehensive income		Book value
Beneficiary certificates in Korean won:
Bond type	(Won)	713,300	(Won)	713,300	(Won)	603	(Won)	713,903
MMF type		1,034,692		1,048,999		75,993		1,124,992

		1,747,992		1,762,299		76,596		1,838,895
Beneficiary certificates in foreign currency		108,730		108,730		674		109,404

	(Won)	1,856,722	(Won)	1,871,029	(Won)	77,270	(Won)	1,948,299

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

	December 31, 2009 (Audited)
	Acquisition cost		Book value before valuation		Accumulated other comprehensive income		Book value
Beneficiary certificates in Korean won:
Bond type	(Won)	1,640,000	(Won)	1,640,000	(Won)	24,863	(Won)	1,664,863
MMF type		1,023,042		1,009,589		40,399		1,049,988

		2,663,042		2,649,589	(Won)	65,262		2,714,851
Beneficiary certificates in foreign currency		41,883		41,883		450		42,333

	(Won)	2,704,925	(Won)	2,691,472	(Won)	65,712	(Won)	2,757,184

Impairment losses on available-for-sale securities for the six months ended June 30, 2010 and 2009 are summarized as follows (Korean won in millions):

	Six months ended June 30,
	2010		2009
	(Unaudited)
Equity securities	(Won)	112,004	(Won)	12,276
Debt securities		15,987		8,185
Beneficiary certificates		240		5,200

	(Won)	128,231	(Won)	25,661

(3) Held-to-maturity securities at June 30, 2010 and December 31, 2009 consist of the following (Korean won in millions):

	Par value				Acquisition cost				Book value
	Jun. 30, 2010 (Unaudited)		Dec. 31, 2009 (Audited)		Jun. 30, 2010 (Unaudited)		Dec. 31, 2009 (Audited)		Jun. 30, 2010 (Unaudited)		Dec. 31, 2009 (Audited)
Government and public bonds:
National Housing Bonds	(Won)	11,032	(Won)	17,236	(Won)	4,835	(Won)	10,654	(Won)	9,777	(Won)	16,952
Public bonds		1,119,227		1,708,411		1,119,227		1,708,411		1,119,227		1,708,411

		1,130,259		1,725,647		1,124,062		1,719,065		1,129,004		1,725,363
Corporate bonds		110,000		50,000		110,000		50,000		110,000		50,000
Others		568		569		568		566		568		569

	(Won)	1,240,827	(Won)	1,776,216	(Won)	1,234,630	(Won)	1,769,631	(Won)	1,239,572	(Won)	1,775,932

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

(4) Structured securities included in available-for-sale securities at June 30, 2010 and December 31, 2009 are summarized as follows (U.S. dollar ($) in thousands, JPY (¥) in millions, GBP (£) in thousands):

	June 30, 2010 (Unaudited)
Type	Issuer	Par value	Issued date	Maturity	Book value	Risk
Foreign currencies Stock:
Convertible bonds (JPY)	Toray Industries Inc.	¥200	2007.03.06	2014.03.12	¥194	Stock index
	Heiwa Real Estate Co., Ltd.	50	2007.06.15	2012.06.22	49	“
	Sharp Co., Ltd.	200	2007.09.07	2013.09.30	196	“
	Mitsubishi Chemical Holdings Co., Ltd.	100	2007.10.09	2013.10.22	94	“
	Yamada Denki Co., Ltd.	100	2008.06.24	2015.03.31	94	“
	Yamada Denki Co., Ltd.	100	2008.06.26	2015.03.31	94	“
	KCC Corporation	442	2008.07.03	2012.10.30	472	“
	KCC Corporation	177	2008.07.03	2012.10.30	183	“
	KCC Corporation	88	2008.07.04	2012.10.30	91	“
	KCC Corporation	88	2008.07.16	2012.10.30	91	“
	KCC Corporation	88	2008.07.17	2012.10.30	91	“
	STX Pan Ocean Co., Ltd.	177	2009.11.17	2014.11.20	184	“
Exchangeable bonds (USD)	Zeus (Cayman) Pohang	$3,385	2009.05.21	2011.08.19	$3,333	“

JPY Total		¥1,810			¥1,833

USD Total		$3,385			$3,333

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

	December 31, 2009 (Audited)
Type	Issuer	Par value	Issued date	Maturity	Book value	Risk
Foreign currencies Stock:
Convertible bonds (JPY)	Toray Industries Inc.	¥200	2007.03.06	2014.03.12	¥190	Stock index
	Heiwa Real Estate Co., Ltd.	50	2007.06.15	2012.06.22	48	“
	Sharp Co., Ltd.	200	2007.09.07	2013.09.30	190	“
	LG Display Co., Ltd.	921	2007.10.01	2012.04.18	1,002	“
	Mitsubishi Chemical Holdings Co., Ltd.	100	2007.10.09	2013.10.22	90	“
	Hynix Semicon Inc.	184	2007.12.12	2012.12.14	183	“
	Yamada Denki Co., Ltd.	100	2008.06.24	2015.03.31	91	“
	Yamada Denki Co., Ltd.	100	2008.06.26	2015.03.31	91	“
	KCC Corporation	461	2008.07.03	2012.10.30	480	“
	KCC Corporation	184	2008.07.03	2012.10.30	186	“
	KCC Corporation	92	2008.07.04	2012.10.30	93	“
	KCC Corporation	92	2008.07.16	2012.10.30	93	“
	KCC Corporation	92	2008.07.17	2012.10.30	93	“
	LG Display Co., Ltd.	276	2008.09.05	2012.04.18	301	“
	LG Display Co., Ltd.	184	2008.09.05	2012.04.18	200	“
	STX Pan Ocean Co., Ltd.	184	2009.11.17	2014.11.20	179	“
Exchangeable bonds (JPY)	Donga Pharmaceutical Co., Ltd.	442	2007.08.03	2012.07.05	468	“
	Donga Pharmaceutical Co., Ltd.	479	2007.08.03	2017.07.05	507	“
Convertible bonds (USD)	KCC Corporation	$1,500	2008.07.02	2012.10.30	$1,563	“
	Hynix Semicon Inc.	1,000	2009.03.17	2012.12.14	994	“
	Hynix Semicon Inc.	1,000	2009.04.03	2012.12.14	994	“
	Hynix Semicon Inc.	1,000	2009.04.03	2012.12.14	994	“
	Hynix Semicon Inc.	1,000	2009.04.17	2012.12.14	994	“
	LG Display Co., Ltd.	2,000	2009.06.10	2012.04.18	2,176	“
	Hynix Semicon Inc.	1,000	2009.07.21	2012.12.14	994	“
	Hynix Semicon Inc.	2,000	2009.07.21	2012.12.14	1,987	“
	Hynix Semicon Inc.	1,000	2009.07.23	2012.12.14	994	“
	Hynix Semicon Inc.	1,000	2009.07.23	2012.12.14	994	“
	Hynix Semicon Inc.	1,000	2009.07.23	2012.12.14	994	“
Exchangeable bonds (GBP)	Daechang Co., Ltd.	£—	2009.04.09	2012.08.09	£110	“
	Zeus (Cayman) Pohang	2,015	2009.05.21	2011.08.19	1,966	“
Convertible bonds	Hynix Semicon Inc.	1,241	2007.12.10	2010.06.14	1,233	“

JPY Total		¥4,341			¥4,485

USD Total		$13,500			$13,678

GBP Total		£3,256			£3,309

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

(5) The maturities of debt securities included in available-for-sale securities and held-to-maturity securities at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Government bonds		Finance bonds		Corporate bonds		Bonds denominated in foreign currencies		Total
Available-for-sale securities
Within 1 year	(Won)	446,747	(Won)	2,758,961	(Won)	2,740,932	(Won)	962,690	(Won)	6,909,330
After 1 year but no later than 5 years		158,762		732,476		4,888,728		1,649,054		7,429,020
After 5 years but no later than 10 years		211,947		—		193,460		1,122,091		1,527,498
Later than 10 years		87,485		—		—		37,509		124,994

	(Won)	904,941	(Won)	3,491,437	(Won)	7,823,120	(Won)	3,771,344	(Won)	15,990,842

	Government and public bonds		Corporate bonds		Others		Total
Held-to-maturity securities
Within 1 year	(Won)	650,596	(Won)	—	(Won)	568	(Won)	651,164
After 1 year but no later than 5 years		386,304		110,000		—		496,304
After 5 years but no later than 10 years		92,104		—		—		92,104

	(Won)	1,129,004	(Won)	110,000	(Won)	568	(Won)	1,239,572

	December 31, 2009 (Audited)
	Government bonds		Finance bonds		Corporate bonds		Bonds denominated in foreign currencies		Total
Available-for-sale securities
Within 1 year	(Won)	223,963	(Won)	1,016,402	(Won)	3,584,977	(Won)	1,111,839	(Won)	5,937,181
After 1 year but no later than 5 years		468,327		2,906,505		8,004,792		1,605,684		12,985,308
After 5 years but no later than 10 years		304,839		—		293,768		1,235,564		1,834,171
Later than 10 years		84,904		—		14,176		42,196		141,276

	(Won)	1,082,033	(Won)	3,922,907	(Won)	11,897,713	(Won)	3,995,283	(Won)	20,897,936

	Government and public bonds		Corporate bonds		Others		Total
Held-to-maturity securities
Within 1 year	(Won)	882,892		—	(Won)	569	(Won)	883,461
After 1 year but no later than 5 years		749,729		50,000		—		799,729
After 5 years but no later than 10 years		92,742		—		—		92,742

	(Won)	1,725,363	(Won)	50,000	(Won)	569	(Won)	1,775,932

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

(6) Information of securities (except for equity method investments) by country of issuance or origination at June 30, 2010 and December 31, 2009 is summarized as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Country	Book value		Ratio (%)
Trading securities:
	Korea	(Won)	1,141,283	97.6
	US		20,554	1.8
	Others		6,634	0.6

			1,168,471	100.0
Available-for-sale securities:
	Korea		14,671,148	70.1
	US		326,348	1.6
	India		144,339	0.7
	UAE		91,929	0.4
	UK		87,626	0.4
	Japan		74,239	0.4
	Russia		26,126	0.1
	Others		5,493,446	26.3

			20,915,201	100.0
Held-to-maturity securities:
	Korea		1,239,572	100.0

		(Won)	23,323,244

	December 31, 2009 (Audited)
	Country	Book value		Ratio (%)
Trading securities:
	Korea	(Won)	607,761	98.8
	US		7,604	1.2

			615,365	100.0
Available-for-sale securities:
	Korea		25,076,611	93.9
	US		385,590	1.4
	India		191,440	0.7
	Russia		147,279	0.6
	UAE		95,457	0.4
	UK		78,125	0.3
	Japan		73,878	0.3
	Others		648,610	2.4

			26,696,990	100.0
Held-to-maturity securities:
	Korea		1,775,932	100.0

		(Won)	29,088,287

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Information of securities (except for equity method investments) by industry at June 30, 2010 and December 31, 2009 is summarized as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Industry	Book value		Ratio (%)
Trading securities:
	Financial services	(Won)	263,544	22.6
	Manufacturing		26,876	2.3
	Electricity, gas and water supply		23,347	2.0
	Construction		14,990	1.2
	Others		839,714	71.9

			1,168,471	100.0
Available-for-sale securities:
	Financial services		11,644,755	55.7
	Manufacturing		3,624,181	17.3
	Construction		1,673,149	8.0
	Public sector		1,612,735	7.7
	Electricity, gas and water supply		920,074	4.4
	Others		1,440,307	6.9

			20,915,201	100.0
Held-to-maturity securities:
	Construction		898,600	72.5
	Financial services		110,144	8.9
	Public sector		103,898	8.4
	Electricity, gas and water supply		3,770	0.3
	Others		123,160	9.9

			1,239,572	100.0

		(Won)	23,323,244

	December 31, 2009 (Audited)
	Industry	Book value		Ratio (%)
Trading securities:
	Financial services	(Won)	319,098	51.9
	Electricity, gas and water supply		19,822	3.2
	Manufacturing		13,505	2.2
	Construction		3,300	0.5
	Others		259,640	42.2

			615,365	100.0
Available-for-sale securities:
	Financial services		14,270,986	53.5
	Manufacturing		5,448,414	20.4
	Construction		1,983,935	7.4
	Public sector		1,981,970	7.4
	Electricity, gas and water supply		183,102	0.7
	Others		2,828,583	10.6

			26,696,990	100.0

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

	December 31, 2009 (Audited)
	Industry	Book value		Ratio (%)
Held-to-maturity securities:
	Construction		1,443,600	81.3
	Public sector		112,676	6.3
	Financial services		50,711	2.9
	Electricity, gas and water supply		4,313	0.2
	Others		164,632	9.3

			1,775,932	100.0

		(Won)	29,088,287

Information of securities (except for equity method investments) by type of instrument at June 30, 2010 and December 31, 2009 is summarized as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Type	Book Value		Ratio (%)
Trading securities:
	Equity securities	(Won)	12,897	1.1
	Floating rate bonds		39,157	3.4
	Fixed rate bonds		1,116,417	95.5

			1,168,471	100.0
Available-for-sale securities:
	Equity securities		2,668,522	12.8
	Investments in partnerships		307,539	1.5
	Fixed rate bonds		14,991,731	71.7
	Floating rate bonds		999,110	4.8
	Beneficiary certificates		1,948,299	9.2

			20,915,201	100.0
Held-to-maturity securities:
	Fixed rate bonds		1,239,572	100.0

		(Won)	23,323,244

	December 31, 2009 (Audited)
	Type	Book Value		Ratio (%)
Trading securities:
	Floating rate bonds	(Won)	64,192	10.4
	Fixed rate bonds		551,173	89.6

			615,365	100.0
Available-for-sale securities:
	Equity securities		2,742,280	10.3
	Investments in partnerships		299,590	1.1
	Fixed rate bonds		19,721,317	74.0
	Floating rate bonds		1,176,619	4.4
	Beneficiary certificates		2,757,184	10.2

			26,696,990	100.0
Held-to-maturity securities:
	Fixed rate bonds		1,775,932	100.0

		(Won)	29,088,287

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

(7) Equity method investments at June 30, 2010 and December 31, 2009 are summarized as follows (Korean won in millions):

	June 30, 2010 (Unaudited)																	December 31, 2009 (Audited)
	Ownership (%)	Beginning balance		Increase (decrease)		Dividend		Book value before valuation		Equity method valuation						Book value		Proportionate net asset value		Book value		Proportionate net asset value
										Earnings (loss)		Retained earnings		Other comprehensive income
Securities:
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	31.26	(Won)	1,040,486	(Won)	366	(Won)	(29,913)	(Won)	1,010,939	(Won)	81,153	(Won)	(511)	(Won)	8,008	(Won)	1,099,589	(Won)	1,099,589	(Won)	1,040,486	(Won)	1,040,486
KDB Asia Ltd.(*1)	100.00		214,807		7,856		—		222,663		2,211		—		450		225,324		225,324		214,806		214,707
Korea BTL Fund I	41.67		172,378		23,843		(3,621)		192,600		4,778		—		—		197,378		198,794		172,378		173,994
KDB Bank (Hungary) Ltd.(*1)	100.00		151,952		(24,955)		—		126,997		2,851		—		(29)		129,819		129,819		151,952		151,952
KDB electronic power PEF	50.00		126,151		23,708		(3,389)		146,470		3,911		—		—		150,381		149,713		126,151		125,388
Korea Infrastructure Fund II	26.67		96,795		4,314		(2,654)		98,455		1,980		—		—		100,435		100,435		96,795		96,795
Korea Education Fund	50.00		73,312		9,123		(1,814)		80,621		2,210		—		—		82,831		83,618		73,312		74,210
Korea Railroad Fund I	50.00		73,176		24,501		(1,477)		96,200		2,164		—		—		98,364		98,629		73,176		73,479
Korea Infrastructure Fund	85.00		64,301		(26,338)		(2,397)		35,566		1,858		—		—		37,424		37,424		64,301		64,301
KDB Ireland Ltd.(*1)	100.00		62,389		2,282		—		64,671		2,437		—		1,960		69,068		69,068		62,390		62,390
Moorim P&P Co., Ltd.	—		29,628		(35,734)		—		(6,106)		6,106		—		—		—		—		29,628		64,016
UzKDB Bank	61.11		18,634		681		—		19,315		1,411		—		(153)		20,573		20,558		18,634		18,603
Banco KDB Do Brasil S.A.(*1)	100.00		15,910		72,111		—		88,021		(21,108)		—		(30)		66,883		66,883		15,909		15,909
Sewon Corporation.	16.62		12,011		—		(69)		11,942		4,181		—		—		16,123		16,123		12,011		12,011
Others			92,833		(3,715)		(478)		88,640		(6,952)		—		(207)		81,481		69,335		92,834		75,276

			2,244,763		78,043		(45,812)		2,276,994		89,191		(511)		9,999		2,375,673		2,365,312		2,244,763		2,263,517

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

	June 30, 2010 (Unaudited)																			December 31, 2009 (Audited)
	Ownership (%)	Beginning balance		Increase (decrease)		Dividend		Book value before valuation		Equity method valuation						Book value		Proportionate net asset value		Book value		Proportionate net asset value
										Earnings (loss)		Retained earnings		Other comprehensive income
Other investments:
KDB Value Private Equity Fund I	77.02		46,450		(32,159)		(3,500)		10,791		12,086		—		—		22,877		22,877		46,450		46,450
KDB Value Private Equity Fund II	51.93		136,807		(36,901)		(5,212)		94,694		9,143		—		67,496		171,333		171,333		136,807		136,807
KDB Value Private Equity Fund III	69.22		62,302		—		—		62,302		2,355		9,143		(37)		73,763		73,763		62,302		62,302
KDB Turn Around	95.13		46,866		—		—		46,866		(31,050)		—		—		15,816		15,816		46,866		46,866
KDB Venture M&A Private Equity Fund	57.56		13,599		—		—		13,599		(174)		—		—		13,425		13,425		13,599		13,599
KDB ConsusValue	38.41		—		188,800		—		188,800		(4,624)		—		(1,219)		182,957		182,957		—		—
KDB-Tstone Private Equity Fund	46.67		—		19,487		—		19,487		(414)		—		—		19,073		19,073		—		—
Others			25,129		30,167		—		55,296		(525)		—		—		54,771		55,609		25,129		26,136

			331,153		169,394		(8,712)		491,835		(13,203)		9,143		66,240		554,015		554,853		331,153		332,160

		(Won)	2,575,916	(Won)	247,437	(Won)	(54,524)	(Won)	2,768,829	(Won)	75,988	(Won)	8,632	(Won)	76,239	(Won)	2,929,688	(Won)	2,920,165	(Won)	2,575,916	(Won)	2,595,677

(*1)	For investments denominated in foreign currency, the beginning balance was translated using the exchange rate at June 30, 2010.
(*2)	The Bank obtained the audited or reviewed financial statements of the investees, if available, to perform the equity method of accounting. If they are not available, the Bank obtains unaudited financial statements signed by the investees’ internal auditors and management. The Bank confirmed that the investees’ unaudited financial statements reflected significant transactions or resolution of accounting issues which the Bank identified.

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Difference in eliminating investment for the six months ended June 30, 2010 and the year ended December 31, 2009 is as follows (Korean won in millions):

	June 30, 2010 (Unaudited)				December 31, 2009 (Audited)
	Amortization		Reversal		Amortization		Reversal
Beginning balance	(Won)	15,708	(Won)	(39,861)	(Won)	23,371	(Won)	(3,582,458)
Increase (decrease)		1,220		32,136		(456)		3,337,519
Amortization or reversal		(2,924)		3,243		(7,207)		205,078

Ending balance	(Won)	14,004	(Won)	(4,482)	(Won)	15,708	(Won)	(39,861)

For the six months ended June 30, 2010 and the year ended December 31, 2009, the unamortized difference between the Bank’s acquisition cost and the Bank’s portion of the investee’s net asset value at the acquisition date representing goodwill (negative goodwill) is summarized as follows (Korean won in millions):

	Six months ended June 30, 2010 (Unaudited)
	Beginning balance		Increase		Decrease		Ending balance
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	(Won)	19,466	(Won)	3,159	(Won)	—	(Won)	22,625
KDB Ireland Ltd.		1,518		56		—		1,574
KDB Bank (Hungary) Ltd.		99		21		—		120
KDB Asia Ltd.		99		9		—		108
Banco KDB Do Brasil S.A.		—		2,449		—		2,449
KDB Value Private
Equity Fund II		—		12		—		12

	(Won)	21,182	(Won)	5,706	(Won)	—	(Won)	26,888

	Year ended December 31, 2009 (Audited)
	Beginning balance		Increase		Decrease		Ending balance
KDB Capital Corp.	(Won)	3,107	(Won)	—		(3,107)	(Won)	—
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		22,036		—		(2,570)		19,466
Korea Aerospace
Industries, Ltd.		2,273		—		(2,273)		—
KDB Ireland Ltd.		1,860		—		(342)		1,518
KDB Bank (Hungary) Ltd.		—		99		—		99
KDB Asia Ltd.		—		99		—		99
Daewoo Securities Co., Ltd.		—		670		(670)		—

	(Won)	29,276	(Won)	868	(Won)	(8,962)	(Won)	21,182

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

The condensed financial position and the results of operations of the Bank’s significant equity method investees as of and for the six months ended June 30, 2010 and the year ended December 31, 2009 are summarized as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Assets		Liabilities		Operating income		Net income (loss)
Securities:
Daewoo Shipbuilding & Marine Engineering Co., Ltd.(*)	(Won)	16,229,267	(Won)	13,000,219	(Won)	6,796,583	(Won)	195,327
KDB Asia Ltd.		817,885		592,669		19,473		2,206
Korea BTL Fund I		477,422		311		11,656		10,987
KDB Bank (Hungary) Ltd.		797,225		667,527		73,213		2,551
KDB electronic power PEF		300,096		672		8,387		8,010
Korea Infrastructure Fund II		476,726		100,096		12,233		7,427
Korea Education Fund		167,245		8		4,408		4,198
Korea Railroad Fund I		197,267		9		4,702		4,252
Korea Infrastructure Fund		44,046		17		2,423		2,186
KDB Ireland Ltd.		403,371		335,876		15,071		2,436
UzKDB Bank		152,480		118,840		8,133		3,778
Banco KDB Do Brasil S.A.		531,615		467,181		155,311		(23,557)
Other investments:
KDB Value Private Equity Fund I		29,890		186		11,511		10,959
KDB Value Private Equity Fund II		331,122		1,238		36,666		17,582
KDB Value Private Equity Fund III		106,906		339		4,108		3,402
KDB Turn Around(*)		323,871		307,246		80,979		(32,638)
KDB Venture M&A Private Equity Fund		23,471		146		2		(302)

	December 31, 2009 (Audited)
	Assets		Liabilities		Operating income		Net income (loss)
Securities:
Daewoo Shipbuilding & Marine Engineering Co., Ltd.(*)	(Won)	16,530,511	(Won)	13,463,018	(Won)	12,442,519	(Won)	616,385
KDB Asia Ltd.		724,331		509,624		54,210		12,353
Korea Infrastructure Fund II		456,259		93,278		45,832		37,492
KDB Bank (Hungary) Ltd.		860,462		708,610		170,703		4,778
Korea Infrastructure Fund		75,677		29		7,438		6,826
KDB Ireland Ltd.		440,251		379,381		33,970		5,606
Banco KDB Do Brasil S.A.		635,338		619,428		531,332		(40,718)
UzKDB Bank		143,575		113,133		14,521		6,444
Other investments:
KDB Value Private Equity Fund I		60,541		229		51,232		49,391
KDB Value Private Equity Fund II		271,381		1,193		6,251		2,368
KDB Value Private Equity Fund III		94,148		1,261		372		(1,733)
KDB Venture M&A Private Equity Fund		23,777		150		635		(261)
National Pension Service 05-4 Saneun Venture Investment Inc.		28,766		—		5,232		1,133

(*)	Financial information was summarized using the consolidated financial statements

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

(8) The Bank has not applied the equity method accounting for the following investees even though the Bank holds equity interest more than 15% at June 30, 2010 and December 31, 2009 (Korean won in millions, number of shares in thousands):

	June 30, 2010 (Unaudited)
	Number of Shares	Ownership (%)	Acquisition value		Book value			Reason
Pantech Co., Ltd.	249,427	15.10	(Won)	46,133	(Won)	90,043		Corporate Restructuring Promotion Act.
Others				178,137		106,195	(*)

			(Won)	224,270	(Won)	196,238

	December 31, 2009 (Audited)
	Number of Shares	Ownership (%)	Acquisition value		Book value			Reason
Pantech Co., Ltd.	249,427	15.14	(Won)	46,133	(Won)	103,762		Corporate Restructuring Promotion Act.
Others				203,927		161,639	(*)

			(Won)	250,060	(Won)	265,401

(*)	In accordance with Company Reorganization Act., Corporate Restructuring Promotion Act. and others.

(9) The market values of investments in listed investees at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Market value		Book value
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	(Won)	1,121,730	(Won)	1,099,589
Sewon Corporation		9,827		16,123

	(Won)	1,131,557	(Won)	1,115,712

	December 31, 2009 (Audited)
	Market value		Book value
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	(Won)	1,046,948	(Won)	1,040,486
Moorim P&P Co., Ltd.		31,462		29,628
Sewon Corporation		8,050		12,011

	(Won)	1,086,460	(Won)	1,082,125

(10) Restricted securities at June 30, 2010 are summarized as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Book value		Restriction
Korea Securities Depository	(Won)	6,072,073	Collateral relating to repurchase transactions
BOK		2,256,559	Collateral for overdrafts and others
Others		1,072,015	KDB First SPC and others

	(Won)	9,400,647

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

(8) The Bank has not applied the equity method accounting for the following investees even though the Bank holds equity interest more than 15% at June 30, 2010 and December 31, 2009 (Korean won in millions, number of shares in thousands):

	June 30, 2010 (Unaudited)
	Number of Shares	Ownership (%)	Acquisition value		Book value			Reason
Pantech Co., Ltd.	249,427	15.10	(Won)	46,133	(Won)	90,043		Corporate Restructuring Promotion Act.
Others				178,137		106,195	(*)

			(Won)	224,270	(Won)	196,238

	December 31, 2009 (Audited)
	Number of Shares	Ownership (%)	Acquisition value		Book value			Reason
Pantech Co., Ltd.	249,427	15.14	(Won)	46,133	(Won)	103,762		Corporate Restructuring Promotion Act.
Others				203,927		161,639	(*)

			(Won)	250,060	(Won)	265,401

(*)	In accordance with Company Reorganization Act., Corporate Restructuring Promotion Act. and others.

(9) The market values of investments in listed investees at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Market value		Book value
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	(Won)	1,121,730	(Won)	1,099,589
Sewon Corporation		9,827		16,123

	(Won)	1,131,557	(Won)	1,115,712

	December 31, 2009 (Audited)
	Market value		Book value
Daewoo Shipbuilding & Marine Engineering Co., Ltd.	(Won)	1,046,948	(Won)	1,040,486
Moorim P&P Co., Ltd.		31,462		29,628
Sewon Corporation		8,050		12,011

	(Won)	1,086,460	(Won)	1,082,125

(10) Restricted securities at June 30, 2010 are summarized as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Book value		Restriction
Korea Securities Depository	(Won)	6,072,073	Collateral relating to repurchase transactions
BOK		2,256,559	Collateral for overdrafts and others
Others		1,072,015	KDB First SPC and others

	(Won)	9,400,647

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

5. Loans receivable

(1) Total loans receivable at June 30, 2010 and December 31, 2009 consist of the following (Korean won in millions):

	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)

Loans in Korean won	(Won)	38,925,953	(Won)	36,809,619
Loans in foreign currencies		18,317,787		17,954,984
Bills bought in Korean won		3,806		4,180
Bills bought in foreign currencies		2,185,872		2,315,945
Advance payments on acceptances and guarantees		126,327		75,401
Bonds purchased under resale agreements		1,123,565		950,407
Others		17,040,453		18,100,818

		77,723,763		76,211,354
Less allowance for possible loan losses		(1,856,284)		(1,413,400)
Deferred loan fees		(20,316)		(12,499)

Total loans receivable	(Won)	75,847,163	(Won)	74,785,455

Loans receivable at June 30, 2010 and December 31, 2009 consist of the following (Korean won in millions):

<Loans receivable in Korean won>	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)

Loans for working capital:
Industrial fund loans	(Won)	12,126,042	(Won)	10,522,291
Overdraft		417,602		407,536
Loans for working capital for small and medium industry		141,809		447,550
Trade notes purchased at a discount		6,000		6,000
Government fund loans		294		392
Others		1,009,791		730,623

		13,701,538		12,114,392
Loans for facility developments:
Industrial fund loans		21,781,312		21,173,602
Government fund loans		756,897		789,806
Loans to customers with fund for rational use of energy		941,689		923,765
Loans to customers with tourism fund		673,566		721,481
Loans to customers with small and medium company promotion fund		453,512		460,349
Loans to customers with national investment fund		15,394		15,394
Loans to customers with industrial technique fund		36,313		51,260
Loans to customers with industrial foundation fund		672		4,013
Others		565,060		555,557

		25,224,415		24,695,227

	(Won)	38,925,953	(Won)	36,809,619

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

<Loans receivable in foreign currency>	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Loans for working capital:
Loans for working capital in foreign currency	(Won)	2,289,404	(Won)	1,859,482
Loans for working capital from foreign country		583,141		548,113
Others		7,774		3,301

		2,880,319		2,410,896
Loans for facility developments:
Loans for facility development in foreign currency		7,602,307		7,803,036
Off-shore loans in foreign currency		3,620,584		3,418,935
Loans for facility developments from foreign country		2,681,387		2,746,163
Loans to international bank for reconstruction and development		1,276,978		1,417,786
Loans to Japan Bank for International corporation		256,212		158,168

		15,437,468		15,544,088

	(Won)	18,317,787	(Won)	17,954,984

<Other loans receivable>	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Debentures accepted by private subscription	(Won)	9,209,695	(Won)	11,426,504
Domestic import usance bills		4,273,365		3,683,812
Call loans		1,900,621		1,277,845
Inter-bank loans		1,437,478		1,499,725
Inter-non-bank loans		185,176		178,643
Letter of credit		14,357		14,004
Others		19,761		20,285

	(Won)	17,040,453	(Won)	18,100,818

(2) Concentrations of loans in Korean won and loans in foreign currencies by country at June 30, 2010 and December 31, 2009 are summarized as follows (Korean won in millions):

	June 30, 2010 (Unaudited)			December 31, 2009 (Audited)
	Book value		Ratio (%)	Book value		Ratio (%)
Korea	(Won)	49,458,566	86.40	(Won)	47,826,006	87.33
China		1,812,563	3.17		1,668,939	3.05
Ireland		736,123	1.29		710,249	1.30
US		378,846	0.66		357,432	0.65
Indonesia		146,206	0.25		168,569	0.31
Others		4,711,436	8.23		4,033,408	7.36

	(Won)	57,243,740	100.00	(Won)	54,764,603	100.00

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Concentrations of loans in Korean won and loans in foreign currencies by industry at June 30, 2010 and December 31, 2009 are summarized as follows (Korean won in millions):

	June 30, 2010 (Unaudited)			December 31, 2009 (Audited)
	Book value		Ratio (%)	Book value		Ratio (%)
Manufacturing	(Won)	33,107,165	57.84	(Won)	32,172,178	58.75
Transportation business		6,144,289	10.73		5,567,665	10.16
Financial services		4,258,579	7.44		3,331,544	6.08
Electricity, Gas and Water Supply		3,067,820	5.36		2,983,588	5.45
Wholesale and retail		1,599,153	2.79		1,649,112	3.01
Public sector and others		1,525,375	2.67		1,629,681	2.98
Others		7,541,359	13.17		7,430,835	13.57

	(Won)	57,243,740	100.00	(Won)	54,764,603	100.00

(3) The maturity of loans in Korean won and loans in foreign currencies at June 30, 2010 and December 31, 2009 are summarized as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Korean won		Foreign currencies		Total
Within 3 months	(Won)	3,160,385	(Won)	1,719,721	(Won)	4,880,106
After 3 months but no later than 6 months		3,147,257		1,794,527		4,941,784
After 6 months but no later than 1 year		7,927,475		3,088,051		11,015,526
After 1 year but no later than 3 years		12,650,543		6,984,077		19,634,620
After 3 years but no later than 5 years		6,049,199		2,755,059		8,804,258
Later than 5 years		5,991,094		1,976,352		7,967,446

	(Won)	38,925,953	(Won)	18,317,787	(Won)	57,243,740

	December 31, 2009 (Audited)
	Korean won		Foreign currencies		Total
Within 3 months	(Won)	4,229,310	(Won)	1,223,726	(Won)	5,453,036
After 3 months but no later than 6 months		3,254,762		1,938,783		5,193,545
After 6 months but no later than 1 year		5,725,542		2,706,687		8,432,229
After 1 year but no later than 3 years		12,349,779		7,088,901		19,438,680
After 3 years but no later than 5 years		5,733,282		2,945,829		8,679,111
Later than 5 years		5,516,944		2,051,058		7,568,002

	(Won)	36,809,619	(Won)	17,954,984	(Won)	54,764,603

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

(4) Details of changes in the allowance for possible loan losses for the six months ended June 30, 2010 and the year ended December 31, 2009 are as follows (Korean won in millions):

	Six months ended Jun. 30, 2010 (Unaudited)						Year ended Dec. 31, 2009 (Audited)
	Loans		Others		Total		Total
Beginning balance	(Won)	1,393,546	(Won)	52,244	(Won)	1,445,790	(Won)	1,026,777
Changes in translation of foreign currency		2,880		—		2,880		(2,465)
Increase in allowance from loan repurchase		3,742		—		3,742		18,316
Disposal of non-performing loans		(3,297)		—		(3,297)		(136,958)
Increase in allowance due to early collection for loans restructured		—		—		—		1,156
Spin-off		—		—		—		(33,626)
Write-offs		(367,871)		—		(367,871)		(395,475)
Provision (reversal of allowance) for possible loan losses		836,922		(836)		836,086		918,586
Transfer to other allowance		(27,770)		27,319		(451)		49,479

Ending balance	(Won)	1,838,152	(Won)	78,727	(Won)	1,916,879	(Won)	1,445,790

The difference between the above allowance for possible loan losses of (Won)1,838,152 million and the amount per the statement of financial position of (Won)1,856,284 million represents present value discount of loans under restructuring agreements.

(5) Details on the allowance for possible loan losses at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Loans:
Loans and Bills bought	(Won)	1,365,184	(Won)	1,097,632
Bills bought in foreign currencies		56,998		49,462
Advance payments on acceptances and guarantee		54,003		26,825
Domestic import usance		83,453		62,850
Privately-placed corporate bonds		274,743		152,542
Others		3,771		4,235

		1,838,152		1,393,546
Other assets		78,727		52,244

	(Won)	1,916,879	(Won)	1,445,790

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Details on the classification of loans receivable and the allowance for possible loan losses at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Loans receivable		Allowance for possible loan losses		Ratio (%)
Normal	(Won)	67,096,738	(Won)	720,900	1.07
Precautionary		1,194,019		209,550	17.55
Substandard		2,991,615		766,106	25.61
Doubtful		10,722		5,449	50.82
Estimated loss		136,147		136,147	100.00

	(Won)	71,429,241	(Won)	1,838,152	2.57

	December 31, 2009 (Audited)
	Loans receivable		Allowance for possible loan losses		Ratio (%)
Normal	(Won)	66,797,008	(Won)	719,605	1.08
Precautionary		1,343,173		190,199	14.16
Substandard		1,580,400		418,944	26.51
Doubtful		37,600		22,830	60.72
Estimated loss		41,968		41,968	100.00

	(Won)	69,800,149	(Won)	1,393,546	2.00

Details of adjustments to loans receivable for purpose of the determination of the allowance for possible losses at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Loans receivable	(Won)	77,723,763	(Won)	76,211,354
Present value discount		(18,132)		(19,854)
Prepayments regarded as loans		—		1,908
Call loans		(1,900,621)		(1,277,845)
Inter-bank loans		(1,437,478)		(1,499,725)
Bonds purchased under resale agreement		(1,123,565)		(950,407)
Others (*)		(1,814,726)		(2,665,282)

	(Won)	71,429,241	(Won)	69,800,149

(*)	Others represent loans to or loans guaranteed by the Korean government.

Historical ratios of the allowance for possible loan losses to total loans receivable at June 30, 2010, December 31, 2009 and 2008, are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)		December 31, 2008 (Audited)
Total loans receivable	(Won)	71,429,241	(Won)	69,800,149	(Won)	67,524,055
Allowance for possible loan losses		1,838,152		1,393,546		1,023,727

Ratio (%)		2.57		2.00		1.52

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

(6) Details of restructured loans at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)(*)		December 31, 2009 (Audited)
Conversion of investment	(Won)	151,321	(Won)	76,561

(*)	Including (Won)140,000 million of corporate bonds in available-for-sale securities, that were converted to equity securities during the six months ended June 30, 2010.

(7) Unamortized present value discounts originated from troubled debt restructuring as of June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Original amount before restructuring		Present value discount		Present value
Loans receivable restructured	(Won)	85,469	(Won)	18,132	(Won)	67,337

	December 31, 2009 (Audited)
	Original amount before restructuring		Present value discount		Present value
Loans receivable restructured	(Won)	97,918	(Won)	19,854	(Won)	78,064

Changes in present value discounts originated from troubled debt restructuring for the six months ended June 30, 2010 and the year ended December 31, 2009 are as follows (Korean won in millions):

	Six months ended June 30, 2010 (Unaudited)		Year ended December 31, 2009 (Audited)
Beginning balance	(Won)	19,854	(Won)	22,408
Increase		29		2,711
Amortization (Interest income, etc)		(1,751)		(4,095)
Reversal		—		(1,170)

Ending balance	(Won)	18,132	(Won)	19,854

(8) Changes in deferred loan fees, net of expenses for the six months ended June 30, 2010 and the year ended December 31, 2009 are summarized as follows (Korean won in millions):

	Six months ended June 30, 2010 (Unaudited)
	Beginning balance		Increase		Decrease		Ending balance
Deferred loan fees, net of expenses	(Won)	12,499	(Won)	10,518	(Won)	(2,701)	(Won)	20,316

	Year ended December 31, 2009 (Audited)
	Beginning balance		Increase		Decrease		Ending balance
Deferred loan fees, net of expenses	(Won)	1,569	(Won)	20,577	(Won)	(9,647)		12,499

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

6. Property and equipment

Changes in property and equipment for the six months ended June 30, 2010 and the year ended December 31, 2009 are as follows (Korean won in millions):

	Six months ended June 30, 2010 (Unaudited)
	Beginning balance		Acquisition		Disposal		Other(*)		Depreciation		Ending balance
Land	(Won)	274,212	(Won)	17	(Won)	(3,427)	(Won)	24	(Won)	—	(Won)	270,826
Buildings		240,403		352		(448)		18		(3,885)		236,440
Structures		5,436		19		—		—		(168)		5,287
Computer equipment		13,227		687		—		32		(3,434)		10,512
Vehicles		196		379		(17)		5		(56)		507
Construction in-progress		14		1,013		(1,014)		—		—		13
Others		8,702		1,771		—		80		(1,509)		9,044

	(Won)	542,190	(Won)	4,238	(Won)	(4,906)	(Won)	159	(Won)	(9,052)	(Won)	532,629

	Year ended December 31, 2009 (Audited)
	Beginning balance		Acquisition		Disposal		Other(*)		Depreciation		Ending balance
Land	(Won)	319,198	(Won)	21	(Won)	(38,958)	(Won)	(6,049)	(Won)	—	(Won)	274,212
Buildings		288,810		1,695		(36,760)		(4,397)		(8,945)		240,403
Structures		8,101		—		(2,148)		—		(517)		5,436
Computer equipment		11,049		4,297		—		(10)		(2,109)		13,227
Vehicles		284		24		(17)		(14)		(81)		196
Construction in-progress		49		1,286		(1,321)		—		—		14
Others		9,074		2,198		(117)		(204)		(2,249)		8,702

	(Won)	636,565	(Won)	9,521	(Won)	(79,321)	(Won)	(10,674)	(Won)	(13,901)	(Won)	542,190

(*)	Others included exchanges differences adjustment and impairment losses for assets denominated in foreign currencies.

The value of the Bank’s land, as determined by the government of the Republic of Korea for tax administration purposes at June 30, 2010 and December 31, 2009 amounted to (Won)357,282 million and (Won)360,490 million, respectively.

Insured property and equipment at June 30, 2010 are summarized as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Insured amount		Insurance period
Buildings & Structures	(Won)	221,983	2010.01.12 ~ 2011.01.12
Computer equipment		13,010	”
Others		6,459	”

	(Won)	241,452

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

7. Other assets

(1) Changes in intangible assets for the six months ended June 30, 2010 and the year ended December 31, 2009 are as follows (Korean won in millions):

	Six months ended June 30, 2010 (Unaudited)
Type	Beginning balance		Increase	Decrease	Ending balance
Development costs	(Won)	32,285	(Won)4,455	(Won)(3,895)	(Won)	32,845
Equipment usage right		323	—	(9)		314
Others		7,972	301	(1,693)		6,580

	(Won)	40,580	(Won)4,756	(Won)(5,597)	(Won)	39,739

	Year ended December 31, 2009 (Audited)
Type	Beginning balance		Increase	Decrease	Ending balance
Development costs	(Won)	22,613	(Won)17,481	(Won)(7,809)	(Won)	32,285
Equipment usage right		317	34	(28)		323
Others		6,252	4,834	(3,114)		7,972

	(Won)	29,182	(Won)22,349	(Won)(10,951)	(Won)	40,580

(2) Details of miscellaneous assets at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Accounts receivable related foreign exchange	(Won)	1,284,152	(Won)	1,152,906
Prepaid income taxes		87,258		230
Others		61,294		76,072

	(Won)	1,432,704	(Won)	1,229,208

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

8. Deposits

Deposits at June 30, 2010 and December 31, 2009 consist of the following (Korean won in millions):

	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Deposits in Korean won:
Demand deposits:
Checking accounts	(Won)	6,042	(Won)	2,951
Temporary deposits		220,726		212,456
Passbook deposits		12,496		7,639
Others		88		81

		239,352		223,127
Time and savings deposits:
Time deposits		5,572,269		3,945,550
Installment savings deposits		173,016		158,280
Corporate savings deposits		5,159,603		4,390,176
Savings deposits		107,191		99,193
Others		2,539		1,714

		11,014,618		8,594,913

		11,253,970		8,818,040
Deposits in foreign currency:
Demand deposits:
Checking accounts		5,563		24,992
Temporary deposits		193		463
Passbook deposits		323,493		244,624
Others		23,170		28,611

		352,419		298,690
Time and savings deposits:
Time deposits		763,885		1,234,410

		1,116,304		1,533,100
Negotiable certificates of deposits		3,578,549		3,584,786

	(Won)	15,948,823	(Won)	13,935,926

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Maturities of deposits at June 30, 2010 and December 31, 2009 are summarized as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Demand deposits		Time and saving deposits		Negotiable certificates of deposits		Total
Within 3 months	(Won)	591,771	(Won)	7,328,114	(Won)	2,575,127	(Won)	10,495,012
After 3 months but no later than 6 months		—		755,234		809,865		1,565,099
After 6 months but no later than 1 year		—		811,599		161,186		972,785
After 1 year but no later than 3 years		—		2,862,538		32,206		2,894,744
After 3 years but no later than 5 years		—		940		165		1,105
Later than 5 years		—		20,078		—		20,078

	(Won)	591,771	(Won)	11,778,503	(Won)	3,578,549	(Won)	15,948,823

	December 31, 2009 (Audited)
	Demand deposits		Time and saving deposits		Negotiable certificates of deposits		Total
Within 3 months	(Won)	521,817	(Won)	6,865,553	(Won)	2,062,155	(Won)	9,449,525
After 3 months but no later than 6 months		—		1,394,007		1,470,305		2,864,312
After 6 months but no later than 1 year		—		1,016,735		25,034		1,041,769
After 1 year but no later than 3 years		—		551,926		27,228		579,154
After 3 years but no later than 5 years		—		1,022		64		1,086
Later than 5 years		—		80		—		80

	(Won)	521,817	(Won)	9,829,323	(Won)	3,584,786	(Won)	13,935,926

9. Borrowing liabilities

(1) Borrowing liabilities at June 30, 2010 and December 31, 2009 consist of the following (Korean won in millions):

	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Borrowings:
Korean won	(Won)	4,471,592	(Won)	4,657,164
Foreign currency		13,850,125		13,087,541

		18,321,717		17,744,705
Debentures:
Korean won		33,783,472		34,938,266
Foreign currency		16,627,590		17,005,852

		50,411,062		51,944,118
Other borrowings:
Bonds sold under repurchase agreements		6,513,081		9.028,121
Bill sold		3,299		—
Call money		1,513,463		1,975,140

		8,029,843		11,003,261

		76,762,622		80,692,084
Deferred borrowing fees		(3,681)		(4,296)

	(Won)	76,758,941	(Won)	80,687,788

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

(2) Borrowings in Korean won at June 30, 2010 and December 31, 2009 consist of the following (Korean won in millions):

Lender	Classifications	Annual interest rate (%)	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Ministry of Strategy and Finance	Borrowings from government fund	3.0 ~ 6.0	(Won)	803,561	(Won)	848,647
Industrial Bank of Korea	Borrowings from industrial technique fund	2.0 ~ 3.9		112,902		144,713
Small Business Corp.	Borrowings from local small and medium company promotion fund	2.0 ~ 4.0		546,177		557,702
Ministry of Culture and Tourism	Borrowings from tourism promotion fund	1.5 ~ 4.0		1,150,991		1,150,502
Korea Energy Management Corporation	Borrowings from fund for rational use of energy	0.0 ~ 4.5		942,608		923,453
Local governments	Borrowings from local small and medium company promotion fund	—		—		135,381
Others	Borrowings from environment improvement support fund	0.0 ~ 6.0		915,353		896,766

			(Won)	4,471,592	(Won)	4,657,164

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

(3) Borrowings in foreign currency at June 30, 2010 and December 31, 2009 consist of the following (Korean won in millions):

Lender	Classifications	Annual interest rate (%)	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
JBIC	Borrowings from JBIC	1.4~6M Libor +0.8	(Won)	265,914	(Won)	167,147
International Bank for Reconstruction and Development (“IBRD”)	Borrowings from IBRD	6M Libor + 0.8		1,292,879		1,481,451
Mizuho and others	Borrowings from foreign banks	3M Libor + 0.2~3.8		2,011,819		1,655,870
		6M Libor + 0.1~0.3		293,861		316,887
		6M Euribor + 0.6		138,059		166,942

				2,443,739		2,139,699
DBS Bank and others	Off-shore short-term borrowings	0.2~1.1		569,765		194,766
		3M Libor + 2.0~3.5		102,876		122,598
		6M Libor + 0.6~1.3		357,039		36,932
		—		—		93,408

				1,029,680		447,704
Nippon Life Insurance Company and others	Off-shore long-term borrowings	3M Libor + 0.6~1.3		373,631		306,615
		6M Euribor +0.8~0.9		48,412		216,286
		6M Libor + 0.6~0.7		212,052		198,492

				634,095		721,393
JBIC	Off-shore borrowings	4.3~6 M Libor + 1.2		5,181		—
Others	Short-term borrowings in foreign currency	0.3~5.2		6,823,301		6,405,850
		6M Libor + 0.6~2.1		93,858		72,913
		—		—		340,508

				6,917,159		6,819,271
	Long-term borrowings in foreign currency	0.0~4.7		1,261,478		1,310,876

				13,850,125		13,087,541

(4) Debentures in Korean won at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	Interest rate (%)	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Debentures in Korean won	0.0~12.6	(Won)	33,840,240	(Won)	35,014,398
Premium on debentures			692		856
Discount on debentures			(57,460)		(76,988)

		(Won)	33,783,472	(Won)	34,938,266

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

(5) Debentures in foreign currency at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	Interest rate (%)	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Debentures in foreign currency	0.2~8.0	(Won)	12,887,447	(Won)	13,330,315
Premium on debentures			1,932		2,318
Discount on debentures			(31,101)		(28,530)

			12,858,278		13,304,103
Off-shore debentures in foreign currency	0.0~9.5		3,775,454		3,706,869
Premium on debentures			433		525
Discount on debentures			(6,575)		(5,645)

			3,769,312		3,701,749

		(Won)	16,627,590	(Won)	17,005,852

Pursuant to the Korea Development Bank Act, the Bank has the exclusive right to issue industrial finance bonds. The amount of such bonds issued and guaranteed outstanding provided by the Bank cannot exceed thirty times the aggregate amount of the paid-in capital and legal reserve of the Bank. The industrial finance bonds which are purchased or guaranteed by the government are excluded in calculating the limit. The Bank may, when necessary reused the terms of the bonds or to discharge its obligations arising from the guarantee or acceptance of debts, issue the bonds over that limit. There are no issued industrial finance bonds guaranteed by the Korean government as of June 30, 2010 and December 31, 2009.

(6) Maturities of borrowing liabilities at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Borrowings		Debentures		Other borrowings		Total
Within 3 months	(Won)	6,529,204	(Won)	6,810,607	(Won)	6,174,864	(Won)	19,514,675
After 3 months but no later than 6 months		2,902,205		3,598,818		1,638,854		8,139,877
After 6 months but no later than 1 year		2,707,818		6,946,496		178,837		9,833,151
After 1 year but no later than 3 years		3,320,812		19,299,844		37,288		22,657,944
After 3 years but no later than 5 years		1,456,010		8,900,230		—		10,356,240
Later than 5 years		1,405,668		4,947,146		—		6,352,814

	(Won)	18,321,717	(Won)	50,503,141	(Won)	8,029,843	(Won)	76,854,701

	December 31, 2009 (Audited)
	Borrowings		Debentures		Other borrowings		Total
Within 3 months	(Won)	4,814,668	(Won)	4,155,583	(Won)	7,417,431	(Won)	16,387,682
After 3 months but no later than 6 months		2,789,616		5,843,274		2,430,195		11,063,085
After 6 months but no later than 1 year		3,181,812		9,110,091		1,114,561		13,406,464
After 1 year but no later than 3 years		4,044,590		18,809,481		41,074		22,895,145
After 3 years but no later than 5 years		1,518,365		10,154,985		—		11,673,350
Later than 5 years		1,395,654		3,978,168		—		5,373,822

	(Won)	17,744,705	(Won)	52,051,582	(Won)	11,003,261	(Won)	80,799,548

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

(7) Subordinated borrowings at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

Type	Rate (%)	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)		Terms
Borrowing from government funds	3.0~6.0	(Won)	803,561	(Won)	848,647	Installment
Borrowing from IBRD	6M Libor + 0.8		1,292,879		1,480,890	Installment

		(Won)	2,096,440	(Won)	2,329,537

10.	Severance and retirement benefits

Changes in severance and retirement benefits for the six months ended June 30, 2010 and the year ended December 31, 2009 are as follows (Korean won in millions):

	Six months ended June 30, 2010 (Unaudited)		Year ended December 31, 2009 (Audited)
Beginning balance	(Won)	62,965	(Won)	120,251
Payments during the period		(7,198)		(85,526)
Provision for severance and retirement benefits		15,502		28,240

		71,269		62,965
Deposits for severance and retirement		(42,914)		(43,881)

	(Won)	28,355	(Won)	19,084

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

11. Acceptances and guarantees

(1) Acceptances and guarantees and allowance for possible losses on acceptances and guarantees at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	Acceptances and guarantees				Allowance for possible losses
	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)		June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Settled guarantees and commitments:
Acceptance on letters of credit	(Won)	1,086,394	(Won)	1,225,215	(Won)	8,738	(Won)	8,471
Collateral for loan		573,199		214,645		6,529		2,549
Debt guarantee		135,738		154,772		1,682		1,513
Corporate debentures		104,240		1,210		1,969		10
Foreign banks borrowing		5,433		6,704		46		57
Other acceptances and guarantees in foreign currency(*)		12,322,328		12,686,138		140,736		203,517
Acceptances for letters of guarantees for importers		50,934		40,332		871		319

		14,278,266		14,329,016		160,571		216,436
Unsettled guarantees and commitments:
Local letters of credit		375,906		335,904		724		596
Letters of credit		2,237,167		2,573,324		9,985		5,076
Others		7,601,954		7,254,340		47,708		21,453

		10,215,027		10,163,568		58,417		27,125
Bills endorsed		1,098		—		10		—

	(Won)	24,494,391	(Won)	24,492,584	(Won)	18,998	(Won)	243,561

(*)	Other acceptances and guarantees in foreign currency consist of acceptances and guarantees for the return of advances related to export, overseas bidding and contractual obligations and guarantees for other borrowings denominated in foreign currency.

(2) Details of classification of acceptances and guarantees and allowance for possible losses on acceptances and guarantees at June 30, 2010 and December 31, 2009 are summarized as follows (Korean won in millions):

	June 30, 2010 (Unaudited)
	Acceptances and guarantees
	Confirmed				Unconfirmed				Bills endorsed				Total
	Outstanding amount		Allowance		Outstanding amount		Allowance		Outstanding amount		Allowance		Outstanding amount		Allowance		Ratio (%)
Normal	(Won)	14,025,234	(Won)	70,333	(Won)	9,832,475	(Won)	18,251	(Won)	1,098	(Won)	10	(Won)	23,858,807	(Won)	88,594	(Won)	0.37
Precautionary		156,912		14,746		115,944		1,623		—		—		272,856		16,369		6.00
Substandard		26,420		5,792		92,368		3,695		—		—		118,788		9,487		7.99
Doubtful		—		—		—		—		—		—		—		—		—
Estimated loss		69,700		69,700		174,240		34,848		—		—		243,940		104,548		42.86

	(Won)	14,278,266	(Won)	160,571	(Won)	10,215,027	(Won)	58,417	(Won)	1,098	(Won)	10	(Won)	24,494,391	(Won)	218,998	(Won)	0.89

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

	December 31, 2009 (Audited)
	Acceptances and guarantees
	Confirmed				Unconfirmed				Total
	Outstanding amount		Allowance		Outstanding amount		Allowance		Outstanding amount		Allowance		Ratio (%)
Normal	(Won)	13,714,033	(Won)	61,453	(Won)	9,776,729	(Won)	17,728	(Won)	23,490,762	(Won)	79,181	(Won)	0.34
Precautionary		331,786		29,806		233,924		3,275		565,710		33,081		5.85
Substandard		283,197		125,177		152,882		6,115		436,079		131,292		30.11
Doubtful		—		—		—		—		—		—		—
Estimated loss		—		—		33		7		33		7		21.21

	(Won)	14,329,016	(Won)	216,436	(Won)	10,163,568	(Won)	27,125	(Won)	24,492,584	(Won)	243,561	(Won)	0.99

(3) Historical ratios of allowance for possible losses on acceptances and guarantees to total acceptances and guarantees at June 30, 2010, December 31, 2009 and 2008 are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)		December 31, 2008 (Audited)
Total acceptances and guarantees	(Won)	24,494,391	(Won)	24,492,584	(Won)	31,366,432
Allowance for possible losses on acceptances and guarantees		218,998		243,561		113,669

Ratio (%)		0.89		0.99		0.36

12. Allowances for unused commitments

Unused loan commitments and the related allowances for possible losses at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)				December 31, 2009 (Audited)
	Allowance for unused loan commitment		Possible loan losses		Allowance for unused loan commitment		Possible loan losses
Commitments on loans receivable	(Won)	4,239,374	(Won)	31,485	(Won)	4,192,444	(Won)	22,586
Commitments on guarantees and acceptances		17,472,563		81,500		16,560,056		63,977
Commitments on loan		12,241,961		115,387		12,238,484		102,359

	(Won)	33,953,898	(Won)	228,372	(Won)	32,990,984	(Won)	188,922

Historical ratios of allowance for losses on unused commitments to total unused commitments at June 30, 2010, December 31, 2009 and 2008, are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)		December 31, 2008 (Audited)
Unused commitments	(Won)	33,953,898	(Won)	32,990,984	(Won)	25,199,742
Allowance for possible losses on unused commitments		228,372		188,922		102,960

Ratio (%)		0.67		0.57		0.41

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

13. Miscellaneous liabilities

Miscellaneous liabilities at June 30, 2010 and December 31, 2009 consist of the following (Korean won in millions):

	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Accounts payable on unpaid exchange	(Won)	644,441	(Won)	641,067
Income taxes payable		257,420		10,182
Withholding taxes		21,848		9,025
Other allowance		2,916		4,281
Others		158,947		315,863

	(Won)	1,085,572	(Won)	980,418

14. Assets and liabilities denominated in foreign currencies

Significant assets and liabilities denominated in foreign currencies at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions or U.S. dollar in thousands):

	USD equivalent(*)		Korean won equivalent
Account	June 30, 2010 (Unaudited)	December 31, 2009 (Audited)	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Assets:
Cash on hand	$5,572	$5,879	(Won)	6,743	(Won)	6,842
Due from banks	753,807	931,759		912,330		1,087,763
Trading securities	54,818	61,583		66,346		71,797
Available-for-sale securities	3,218,018	3,472,768		3,894,743		4,050,267
Equity method investments	482,524	451,302		585,430		525,993
Bills purchased	1,806,222	1,986,036		2,185,872		2,315,945
Call loans	1,404,558	615,112		1,699,932		718,012
Loan receivables	15,137,005	15,395,081		18,317,787		17,954,984
Domestic import usance	3,530,845	3,156,358		4,273,365		3,683,812
Receivables	2,378,273	1,429,380		2,878,252		1,667,827
Others	2,241,885	2,543,299		2,677,869		2,972,098

	$31,013,527	$30,048,557	(Won)	37,498,669	(Won)	35,055,340

Liabilities:
Deposits	$1,241,797	$1,447,526	(Won)	1,502,943	(Won)	1,689,044
Borrowings	11,443,330	11,224,722		13,850,125		13,087,541
Bonds sold under repurchase agreements	1,177,921	906,067		1,425,631		1,057,020
Call money	644,938	499,086		780,563		582,040
Debentures	10,585,595	11,385,846		12,858,278		13,304,103
Off-shore debentures	3,084,153	3,146,133		3,769,313		3,701,749
Others	4,107,898	3,582,239		4,925,782		3,055,975

	$32,285,632	$32,191,619	(Won)	39,112,635	(Won)	36,477,472

(*)	All foreign currencies other than the U.S. dollar are expressed in the equivalent of U.S. dollars at the reporting dates.

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

15. Commitments and contingencies

Unsettled commitments provided by the Bank at June 30, 2010 and December 31, 2009 are as follows (Korean won in millions):

	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Unsettled commitments:
Commitments on loans in Korean won(*)	(Won)	11,573,950	(Won)	11,690,299
Commitments on loans in foreign currency		668,011		548,185
Commitments on purchase of securities		1,000,000		1,000,000

		13,241,961		13,238,484
Bonds sold under repurchase agreements		750,570		750,570

	(Won)	13,992,531	(Won)	13,989,054

(*)	The Bank provided commitments on loans in Korean won amounting to (Won)2,435,700 million, related to project financing as of June 30, 2010.

Loans sold as of June 30, 2010 are as follows (Korean won in millions):

Counterparty	Disposal date	Book value		Selling price		Subordinated debt securities held by the Bank		Collateral amount(*1)
KDB First SPC(*2)	2000.06.08	(Won)	950,627	(Won)	600,000	(Won)	114,314	(Won)	120,624
KDB Second SPC(*2)	2000.11.20		914,764		423,600		59,947		80,399
KDB Third SPC(*2)	2001.09.12		1,793,546		949,900		—		—
KDB Fifth SPC(*2)	2001.12.04		765,358		528,400		74,200		100,233
KDB Sixth SPC	2009.11.26		420,631		330,000		117,641		—
KDB Champ First SPC	2009.03.31		999,583		1,004,493		—		—
KDB Champ Second SPC	2009.05.29		791,941		793,722		—		—
KDB Champ Third SPC	2009.11.10		669,646		669,833		—		—
KDB Champ Fourth SPC	2009.12.09		448,734		449,589		—		—

		(Won)	7,754,830	(Won)	5,749,537	(Won)	366,102	(Won)	301,256

(*1)	Investment securities are pledged as collateral.
(*2)	According to the contracts with the counterparties for the above loans sold with a recourse provision, the Bank is liable to the counterparties’ claims of up to 30% of the selling price when the principal or the interest is not repaid according to the payment schedules.

The Banks’ loans and receivables written-off, for which the contractual rights to cash flows have not expired, amount to (Won)2,136,852 million as of June 30, 2010.

The Bank has outstanding loans receivable amounting to (Won)4,663,693 million and holds securities amounting to (Won)251,252 million at June 30, 2010 from companies under workout, court receivership, court mediation or other restructuring process. The Bank provided (Won)1,103,554 million of allowances for possible loan losses for such loans. Actual losses from these loans may differ from the allowances provided.

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

At June 30, 2010, the Bank is involved in 11 lawsuits as a plaintiff and 18 lawsuits as a defendant. The aggregate amount of claims as a plaintiff and a defendant amounted to approximately (Won)3,724,806 million and (Won)339,479 million, respectively. The Bank is involved in 1 lawsuit as an independent arbitrator party, amounting to (Won)769 million. The Bank provided other allowance for loss amounting to (Won)1,885 million at June 30, 2010.

16. Derivative instruments

The Bank’s derivatives instruments consist of trading derivatives and hedge derivatives, based on the nature of the transaction. The Bank enters into hedge transactions mainly for the purpose of hedging the fair value risk related to changes in fair values of the underlying assets and liabilities.

The notional amounts outstanding for derivatives contracts and the related valuation gains (losses) for the six months ended June 30, 2010 and 2009 are summarized as follows (Korean won in millions):

	Six months ended June 30, 2010 (Unaudited)
	Notional amounts						Valuation gain (loss)						Derivative asset (liability)
	Trading purpose		Hedging purpose		Total		Trading purpose		Hedging purpose		Total
Commodity:
Forward	(Won)	28,008	(Won)	—	(Won)	28,008	(Won)	(78)	(Won)	—	(Won)	(78)	(Won)	(79)
Swap		353,891		—		353,891		(1,080)		—		(1,080)		1,386
Futures		581		—		581		—		—		—		—
Option bought		169,672		—		169,672		(72)		—		(72)		14,926
Option sold		169,672		—		169,672		—		—		—		(14,926)

		721,824		—		721,824		(1,230)		—		(1,230)		1,307
Interest:
Futures		2,005,040		—		2,005,040		—		—		—		—
Swap		345,597,418		27,396,095		372,993,513		67,398		180,905		248,303		268,319
Option bought		2,118,721		—		2,118,721		(1,266)		—		(1,266)		34,364
Option sold		3,214,721		150,000		3,364,721		—		—		—		(47,384)

		352,935,900		27,546,095		380,481,995		66,132		180,905		247,037		255,299
Currency:
Forward		47,134,316		—		47,134,316		332,172		—		332,172		1,453,052
Futures		556,556		—		556,556		—		—		—		—
Swap		53,763,503		9,561,782		63,325,285		(359,910)		(186,735)		(546,645)		(963,254)
Option bought		3,058,303		—		3,058,303		21,069		—		21,069		180,795
Option sold		1,509,214		—		1,509,214		—		—		—		(72,778)

		106,021,892		9,561,782		115,583,674		(6,669)		(186,735)		(193,404)		597,815
Stock:
Index future bought		51,104		—		51,104		—		—		—		—
Option bought		16,822		—		16,822		(183)		—		(183)		554
Index option bought		139,663		—		139,663		516		—		516		1,298
Index future Sold		3,642		—		3,642		—		—		—		—
Option sold		16,822		—		16,822		—		—		—		(6,202)
Index option sold		303,047		—		303,047		—		—		—		(13,545)

		531,100		—		531,100		333		—		333		(17,895)

	(Won)	460,210,716	(Won)	37,107,877	(Won)	497,318,593	(Won)	58,566	(Won)	(5,830)	(Won)	52,736	(Won)	836,526

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

The difference between the above valuation loss and the amount per the statement of income represents other allowance of (Won)1,755 million, which was adjusted due to credit risk of counter party.

	Six months ended June 30, 2009 (Unaudited)
	Notional amounts						Valuation gain (loss)						Derivative asset (liability)
	Trading purpose		Hedging purpose		Total		Trading purpose		Hedging Purpose		Total
Commodity:
Forward	(Won)	43,998	(Won)	—	(Won)	43,998	(Won)	184	(Won)	—	(Won)	184	(Won)	279
Swap		275		—		275		2,783		—		2,783		3,069
Futures		803,412		—		803,412		—		—		—		—
Option bought		162,386		—		162,386		169		—		169		24,058
Option sold		162,386		—		162,386		(169)		—		(169)		(24,058)

		1,172,457		—		1,172,457		2,967		—		2,967		3,348
Interest:
Futures		5,387,933		—		5,387,933		—		—		—		—
Swap		335,382,754		19,076,976		354,459,730		76,241		(269,270)		(193,029)		(248,654)
Option bought		1,950,552		—		1,950,552		(14,344)		—		(14,344)		37,631
Option sold		3,550,552		150,000		3,700,552		19,220		6,339		25,559		(67,026)

		346,271,791		19,226,976		365,498,767		81,117		(262,931)		(181,814)		(278,049)
Currency:
Forward		43,964,953		—		43,964,953		331,686		—		331,686		3,575,475
Futures		542,182		—		542,182		—		—		—		—
Swap		61,811,790		11,574,728		73,386,518		(258,373)		(86,589)		(344,962)		(2,598,180)
Option bought		5,209,898		—		5,209,898		2,522		—		2,522		568,453
Option sold		4,109,043		—		4,109,043		23,744		—		23,744		(381,981)

		115,637,866		11,574,728		127,212,594		99,579		(86,589)		12,990		1,163,767
Stock:
Index future bought		23,486		—		23,486		—		—		—		—
Option bought		170,663		—		170,663		(1,532)		—		(1,532)		562,779
Index option bought		674,808		—		674,808		(1,119)		—		(1,119)		362
Option sold		183,493		—		183,493		1,547		—		1,547		(562,779)
Index option sold		707,312		—		707,312		309		—		309		(1,590)

		1,759,762		—		1,759,762		(795)		—		(795)		(1,228)

	(Won)	464,841,876	(Won)	30,801,704	(Won)	495,643,580	(Won)	182,868	(Won)	(349,520)	(Won)	(166,652)	(Won)	887,838

Unrealized gains and losses from fair value hedge items by type of the underlying assets or liabilities for the six months ended June 30, 2010 and 2009 are as follows (Korean won in millions):

	Six months ended June 30,
	2010				2009
	(Unaudited)
	Gains		Losses		Gains		Losses

Debentures	(Won)	241,196	(Won)	449,128	(Won)	467,553	(Won)	175,309
Available-for-sale securities		17,062		18,467		2,580		37,992
Borrowings		45,256		18,343		7,288		28,594

	(Won)	303,514	(Won)	485,938	(Won)	477,421	(Won)	241,895

17. Equity

Paid-in capital

The Bank is authorized to issue 3,000 million shares of stock and issued 1,850 million shares as of June 30, 2010. The total paid-in capital outstanding as of June 30, 2010 is (Won)9,251,861 million.

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Capital surplus

The Bank utilized (Won)5,178,600 million of its paid-in capital in 1998 and 2000 to offset its accumulated deficit amounting to (Won)5,134,227 million. The outstanding balance of capital surplus as of June 30, 2010 amount to (Won)47,510 million.

Capital adjustment

The outstanding balance of capital adjustment as of June 30, 2010 amounts to (Won)301 million, including discount on stock issuance amounting to (Won)51 million in connection with the injection of paid-in capital on April 1, 2010.

Legal reserve

The Korea Development Bank Act requires the Bank to appropriate at least 40% of net income as a legal reserve. This reserve can be transferred to paid-in capital or used to offset accumulated deficit.

In accordance with the Korea Development Bank Act, the Bank offsets accumulated deficit with reserves. If reserves are insufficient to offset the accumulated deficit, the Korean government is supposed to be responsible for the deficit.

18. General and administrative expenses

General and administrative expenses for the six months ended June 30, 2010 and 2009 are as follows (Korean won in millions):

	Six months ended June 30,
	2010		2009
	(Unaudited)
Salaries(*)	(Won)	119,832	(Won)	117,285
Severance and retirement benefits(*)		15,690		16,479
Other employee benefits(*)		8,818		11,452
Rent(*)		8,059		7,674
Depreciation(*)		9,052		9,519
Amortization(*)		5,597		5,155
Taxes and dues(*)		5,813		6,211
Printing		1,385		2,813
Travel		1,980		1,795
Commission		7,269		7,733
Electronic data processing		12,344		11,308
Training		2,508		3,423
Others		11,152		11,181

	(Won)	209,499	(Won)	212,028

(*)	These accounts in aggregate amounting to (Won)172,861 million and (Won)173,775 million for the six months ended June 30, 2010 and 2009, respectively, are related to the “added value” disclosure items of the Bank’s operations in accordance with SKAS 21.

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

19. Income tax

Income tax expense for the six months ended June 30, 2010 and 2009 are as follows (Korean won in millions):

	Six months ended June 30,
	2010		2009
	(Unaudited)
Current income taxes(*)	(Won)	254,087	(Won)	(39,688)
Change in deferred income tax due to temporary difference		(63,947)		365,027

		190,140		325,339

Current and deferred income taxes recognized directly to equity		(65,053)		(201,869)

Income tax expense	(Won)	125,087	(Won)	123,470

(*)	The additional tax payments or refunds were included in the current income taxes.

Reconciliations of income tax expense applicable to income before income taxes at the Korea statutory tax rate to income tax expense at the effective income tax rate of the Bank are as follows (Korean won in millions):

	Six months ended June 30,
	2010		2009
	(Unaudited)
Income before income taxes	(Won)	345,722	(Won)	369,823

Tax at the statutory income tax rate		83,652		89,473

Adjustments:
Non-taxable (deductible) income (expenses), net		17,929		37,987
Deferred income taxes not recognized		(716)		8,256
Others		24,222		(12,246)

		41,435		33,997

Income tax expense	(Won)	125,087	(Won)	123,470

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Deferred income tax assets (liabilities) recognized in the statement of financial position at June 30, 2010 and December 31, 2009 consist of the following (Korean won in millions):

	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Cumulative temporary differences	(Won)	783,742	(Won)	198,463
Tax rate (%)		(*1)		(*1)
Tax effects arising from cumulative temporary differences		172,444		44,160
Unrealizable deferred income tax assets(*2)		(61,006)		(60,290)

Deferred income tax liabilities arising from cumulative temporary differences		233,450		104,450
Deferred income tax recognized directly to equity		(280,279)		(215,226)
Deferred income tax liabilities of foreign branches		33,439		365

Deferred income tax liabilities		(13,390)		(110,411)
Deferred income tax assets of foreign branches(*3)		—		30,115

Net deferred income tax liabilities	(Won)	(13,390)	(Won)	(80,296)

(*1)	Deferred income tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse (the income tax rate of 24.2% and 22% is applied for calculation until 2011 and after 2012, respectively).
(*2)	The Bank did not record deferred income tax liabilities amounting to (Won)277,294 million for temporary differences relating to valuation of equity investments and the amount was determined based on the ratio of dividend tax exemption rate under the related tax law.
(*3)	Deferred income tax assets of foreign branches are not offset against the deferred income tax liabilities in accordance with the tax jurisdictions of the foreign branches.

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for corporate income tax reporting purposes. Significant changes in cumulative temporary differences and deferred income tax assets and liabilities for the six months ended June 30, 2010 and the year ended December 31, 2009 are as follows (Korean won in millions):

	Six months ended June 30, 2010 (Unaudited)
	Beginning		Increase (decrease)		Ending		Deferred income tax assets (liabilities)
Equity method investments	(Won)	(983,385)	(Won)	9,514	(Won)	(973,871)	(Won)	(237,557)
Derivatives assets		(7,477,411)		254,812		(7,222,599)		(1,588,972)
Derivatives liabilities		6,597,943		(93,404)		6,504,539		1,430,999
Loss on valuation of hedge items		1,029,849		41,733		1,071,582		235,748
Gain on valuation of fair value hedge in foreign currency		(820,822)		186,728		(634,094)		(139,501)
Impairment losses on investment bonds		525,609		20,379		545,988		120,117
Impairment losses on investment securities		512,117		(63,770)		448,347		98,636
Allowance for possible losses on acceptances and guarantees		243,561		(24,563)		218,998		48,180
Others		571,002		253,850		824,852		265,800

	(Won)	198,463	(Won)	585,279	(Won)	783,742	(Won)	233,450

	Year ended December 31, 2009 (Audited)
	Beginning		Increase (decrease)		Ending		Deferred income tax assets (liabilities)
Equity method investments	(Won)	(5,204,542)	(Won)	4,221,157	(Won)	(983,385)	(Won)	(220,765)
Derivatives assets		(16,432,776)		8,955,365		(7,477,411)		(1,645,030)
Derivatives liabilities		15,560,594		(8,962,651)		6,597,943		1,451,547
Loss on valuation of hedge items		2,358,612		(1,328,763)		1,029,849		226,567
Gain on valuation of fair value hedge in foreign currency		(1,770,893)		950,071		(820,822)		(180,581)
Loans written-off		1,003,803		(463,893)		539,910		118,780
Impairment losses on investment bonds		396,617		128,992		525,609		115,634
Impairment losses on investment securities		360,184		151,933		512,117		112,666
Others		807,613		(532,960)		274,653		125,632

	(Won)	(2,920,788)	(Won)	3,119,251	(Won)	198,463	(Won)	104,450

The above temporary differences did not include deferred income tax assets (liabilities) of foreign branches and charged directly to equity.

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

Details of deferred income taxes charged directly to equity for the six months ended June 30, 2010 and the year ended December 31, 2009 are as follows (Korean won in millions):

	Six months ended June 30, 2010 (Unaudited)
	Beginning		Increase (decrease)		Ending		Deferred income tax assets (liabilities)
Gain on valuation of available-for-sale securities	(Won)	(1,144,779)	(Won)	(129,560)	(Won)	(1,274,339)	(Won)	(273,814)
Loss on valuation of available-for-sale securities		473,809		(84,711)		389,098		78,107
Gain on valuation of equity method investments		(298,755)		(87,152)		(385,907)		(83,929)
Loss on valuation of equity method investments		9,395		(6,201)		3,194		173
Capital surplus		(10,006)		5,985		(4,021)		(885)
Capital adjustments		1,565		(1,246)		319		69

	(Won)	(968,771)	(Won)	(302,885)	(Won)	(1,271,656)	(Won)	(280,279)

	Year ended December 31, 2009 (Audited)
	Beginning		Increase (decrease)		Ending		Deferred income tax assets (liabilities)
Gain on valuation of available-for-sale securities	(Won)	(1,627,444)	(Won)	482,665	(Won)	(1,144,779)	(Won)	(245,525)
Loss on valuation of available-for-sale securities		1,407,852		(934,043)		473,809		95,363
Gain on valuation of equity method investments		(78,389)		(220,366)		(298,755)		(65,476)
Loss on valuation of equity method investments		397,459		(388,064)		9,395		2,286
Capital surplus		—		(10,006)		(10,006)		(2,210)
Capital adjustments		—		1,565		1,565		336

	(Won)	99,478	(Won)	(1,068,249)	(Won)	(968,771)	(Won)	(215,226)

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

20. Related party transactions

The subsidiaries and equity method investees of the Bank at June 30, 2010 are as follows:

Investor	Investee
KoFC	KDBFG, Korea Aerospace Industries, Ltd.
KDBFG	KDB, Daewoo Securities Co., Ltd., KDB Capital Corporation,
KDB Asset Management Co., Ltd.,
Korea Infrastructure Investments Asset Management Co., Ltd.
KDB	Korea Infrastructure Fund,
Daewoo Shipbuilding & Marine Engineering Co., Ltd.,
Korea Marine Finance Co.,
KDB Value Private Equity Fund II, KDB Value Private Equity Fund III,
KDB Venture M&A Private Equity Fund, KDB-Tstone Private Equity Fund,
KDB Turnaround Private Equity Fund, KDB Consus Value,
Components and Materials M&A Private Equity Fund,
KoFC-KDB Materials and Components Investment Fund No.1,
KDB Asia Ltd., KDB Ireland Ltd., KDB Bank (Hungary) Ltd.,
Banco KDB Do Brasil S.A, UzKDB Bank

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

The significant transactions which occurred in the normal course of business with related companies for the six months ended June 30, 2010 and 2009, and the related account balances at June 30, 2010 and December 31, 2009, are as follows (Korean won in millions):

	Six months ended June 30, 2010 (Unaudited)				Six months ended June 30, 2009 (Unaudited)
Classification	Income		Expense		Income		Expense
Investor:
KoFC	(Won)	4	(Won)	2,724	(Won)	—	(Won)	—
KDBFG		—		—		—		—

		4		2,724		—		—
Fellow subsidiaries:
Daewoo Securities Co., Ltd.		46		3,472		2,921		13,330
KDB Capital Corporation		1,227		40		7,118		110
KDB Asset Management Co., Ltd.		4,105		—		29,330		216
Korea Infrastructure
Investments Asset
Management Co., Ltd.		—		129		—		257
Korea Aerospace Industries, Ltd.		4,022		9		3,077		3

		9,400		3,650		42,446		13,916
Subsidiaries:
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		5,421		2,504		3,655		3,919
KDB Asia Ltd.		2,178		6		5,791		55
KDB Ireland Ltd.		2,335		16		6,228		26
KDB Bank (Hungary) Ltd.		1,808		—		4,829		—
Banco KDB Do Brasil S.A		12,088		—		3,370		—
UzKDB Bank		206		18		340		296
Others		833		391		—		347

		24,869		2,935		24,213		4,643
Equity method investees:
Korea Infrastructure Fund II and others		6,443		598		118,368		5,182

	(Won)	40,716	(Won)	9,907	(Won)	185,027	(Won)	23,741

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

	June 30, 2010 (Unaudited)				December 31, 2009 (Audited)
Classification	Assets		Liabilities		Assets		Liabilities
Investor:
KoFC	(Won)	1,210	(Won)	65,863	(Won)	—	(Won)	265,609
KDBFG		—		154,070		—		1,865

		1,210		219,933		—		267,474
Fellow subsidiaries:
Daewoo Securities Co., Ltd.		2,232		643,067		—		5,393
KDB Capital Corporation		31,512		8		165,990		28,153
KDB Asset Management Co., Ltd.		250,000		—		—		—
Korea Infrastructure Investments Asset Management Co., Ltd.		—		10,008		—		8,999
Korea Aerospace Industries, Ltd.		386,242		4,588		139,331		—

		669,986		657,671		305,321		42,545
Subsidiaries:
Daewoo Shipbuilding & Marine Engineering Co., Ltd.		3,068,313		244,386		3,145,584		305,936
KDB Asia Ltd.		398,411		6		342,773		1,814
KDB Ireland Ltd.		322,810		—		366,213		—
KDB Bank (Hungary) Ltd.		271,568		—		261,939		—
Banco KDB Do Brasil S.A		430,617		—		513,113		—
UzKDB Bank		11,272		—		—		—
Others		—		49,277		—		10,966

		4,502,991		293,669		4,629,622		318,716
Equity method investees:
Korea Infrastructure Fund II and others		274,856		37,323		529,845		115,874

	(Won)	5,449,043	(Won)	1,208,596	(Won)	5,464,788	(Won)	744,609

Guarantee and collateral provided among the Bank and its related parties at June 30, 2010 and December 31, 2009 are summarized as follows (Korean won in millions):

Related parties		Guarantee and collateral	June 30, 2010 (Unaudited)		December 31, 2009 (Audited)
Benefactor	Beneficiary
KDB	Daewoo Shipbuilding & Marine Engineering Co., Ltd.	Guarantee for F/X	(Won)	2,366,264	(Won)	2,690,143
KDB	KDB Asia Ltd.	Guarantee for F/X		60,515		58,380
KDB	Korea Aerospace Industries, Ltd.	Guarantee for F/X		210,906		185,340

			(Won)	2,637,685	(Won)	2,933,863

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

21. Comprehensive income

Comprehensive income for the six months ended June 30, 2010 and 2009 are as follows (Korean won in millions):

	Six months ended June 30,
	2010		2009
	(Unaudited)
Net income	(Won)	220,635	(Won)	246,353
Other comprehensive income:
Gain (loss) on valuation of available-for-sale securities, net (Income taxes effect: (Won)(45,546) million at June 30, 2010 and (Won)(168,162) million at June 30, 2009)		168,724		596,210
Changes in gain on valuation of securities using the equity method (Income taxes effect: (Won)(14,647) million at June 30, 2010 and (Won)(29,360) million at June 30, 2009)		68,147		103,592
Changes in loss on valuation of securities using the equity method (Income taxes effect: (Won)(1,260) million at June 30, 2010 and (Won)(4,346) million at June 30, 2009		4,562		160,985

Comprehensive income	(Won)	462,068	(Won)	1,107,140

22. Information of trust business

The operations of the trust accounts for the six months ended June 30, 2010 and 2009 are as follows (Korean won in millions):

	Six months ended June 30,
	2010		2009
	(Unaudited)
Operating revenue of trust operations:
Fees on trust accounts	(Won)	10,346	(Won)	3,347
Early termination fees		2		—

	(Won)	10,348	(Won)	3,347

Operating expenses of trust operations:
Interest due to trust accounts	(Won)	4,291	(Won)	2,297

At June 30, 2010 and December 31, 2009, the Bank is not required to bear the difference between book value and fair value of principal or dividend guaranteed trust accounts as the difference will be appropriated using a special reserve trust account.

23. Significant event after the end of the reporting period

The Bank decided to sell its certain assets and liabilities to KoFC at the meetings of the Board of Directors on July 30, 2010 and entered into a contract on August 2, 2010. The total net assets to be sold amount to approximately (Won)4,000 billion (in book value).

Korea Development Bank

Notes to interim non-consolidated financial statements—(Continued)

June 30, 2010 and 2009

24. Preparation plan for adoption of Korea International Financial Reporting Standards and implementation status

The Bank will adopt the Korea International Financial Reporting Standards (“K-IFRS”) for the first time for the financial period beginning January 1, 2011. As part of the Bank’s K-IFRS implementation plan, the Bank appointed an external advisor to identify and report on the differences between the current accounting standards and K-IFRS related to the Bank. The Bank also formed a task force team in March 2008.

Following the completion of identification of accounting policy differences described above, the Bank conducted the detail analysis of its financial reporting system requirement and accounting policy changes impacted by the adoption of K-IFRS until August 2008. Based on results of the above analysis, the Bank has mapped out changes that are required for its financial reporting system capable of capturing and producing IFRS financial data, and modifications to the Bank’s work processes relating to the system changes have been made. The Bank has completed the system and work processes changed in the end of 2009.

The task force team regularly reports the preparation plans and implementation progress to the Bank’s management and training programs are also regularly provided to the Bank’s employees to developed K-IFRS trained-resources within the Bank.

Major differences are expected to give rise to a significant impact on the Bank’s financial statements based on the K-IFRSs that are effective as of June 30, 2010, include consolidation scope, allowance for possible loan losses, revenue recognition, financial instruments measurement and derecognition, employee benefits and others.

THE REPUBLIC OF KOREA

Government and Politics

Relations with North Korea

In September 2010, Kim Jong-eun was made a general in the North Korean army, named the vice chairman of the Central Military Commission and appointed to the Central Committee of the Workers’ Party in a series of measures widely believed to be part of the succession plan. On November 23, 2010, North Korean forces fired more than one hundred artillery shells targeting Yeonpyeong Island located near the maritime border between the Republic and North Korea on the west coast of the Korean peninsula, killing two Korean soldiers and two civilians as well as causing substantial property damage. The Republic responded by firing approximately 80 artillery shells and putting the military on its highest alert level. The Government condemned North Korea for the act and vowed stern retaliation should there be further provocation.

The Economy

Gross Domestic Product

The following table sets out the Republic’s GDP by economic sector at chained 2005 year prices:

Gross Domestic Product by Economic Sector

(at chained 2005 year prices)

	2009(1)	2010(1)	As % of GDP 2010(1)
	(billions of Won)
Industrial Sectors:
Agriculture, Forestry and Fisheries	29,297.9	27,871.7	2.7
Mining and Manufacturing	252,223.0	288,703.4	27.8
Mining and Quarrying	1,894.3	1,747.1	0.2
Manufacturing	250,328.7	286,956.3	27.6
Electricity, Gas and Water	21,182.0	22,294.3	2.1
Construction	61,749.6	61,298.1	5.9
Services:	520,895.6	539,031.0	51.8
Wholesale and Retail Trade, Restaurants- and Hotels	90,979.0	96,520.0	9.3
Transportation and Storage	39,224.2	43,008.3	4.1
Financial Intermediation	67,137.2	69,027.4	6.6
Real Estate, Renting and Business Activities	66,607.9	67,033.6	6.5
Information and Communication	41,261.2	42,425.3	4.1
Business Activities	42,075.6	42,667.8	4.1
Public Administration and Defense:
Compulsory Social Security	54,691.9	55,723.4	5.4
Education	52,209.5	52,670.7	5.1
Health and Social Work	37,215.4	39,871.0	3.8
Culture and Entertainment Services	12,050.6	12,224.8	1.2
Other Service Activities	17,443.1	17,858.7	1.7
Taxes less subsidies on products	95,806.8	101,495.1	9.8
Gross Domestic Product at Market Prices(2)	980,413.1	1,039,767.6	100.0

(1)	Preliminary.
(2)	Under the “chain-linked” measure of GDP, the components of GDP will not necessarily add to the total GDP.
Source	: The Bank of Korea.

Based on preliminary data, GDP growth in 2010 was 6.1% at chained 2005 year prices, as aggregate private and general government consumption expenditures increased by 3.9% and gross domestic fixed capital formation increased by 6.2%, each compared with 2009.

Principal Sectors of the Economy

Industrial Sectors

Industrial production decreased by 0.8% in 2009, primarily due to decreased exports as a result of adverse global economic conditions. Based on preliminary data, industrial production increased by 16.7% in 2010, primarily due to increased exports and domestic consumptions as a result of the recovery of the global and Korean economies.

Prices, Wages and Employment

The following table shows selected price and wage indices and unemployment rates:

	Producer Price Index(1)	Increase Over Previous Year	Consumer Price Index(1)	Increase Over Previous Year	Wage Index(1)(2)		Increase Over Previous Year		Unemployment Rate(1)(3)
	(2005=100)	(%)	(2005=100)	(%)	(2005=100)		(%)		(%)
2009	110.9	(0.2)	112.8	2.8	109.1		(0.7)		3.6
2010	115.1	3.8	116.1	2.9	N/A	(4)	N/A	(4)	3.7

(1)	Average for year.
(2)	Nominal wage index of earnings in all industries.
(3)	Expressed as a percentage of the economically active population.
(4)	Not available.
Source:	The Bank of Korea; Korea National Statistical Office.

The inflation rate, on an annualized basis, was 2.9% in 2010 and the unemployment rate was 3.7% in 2010.

The Financial System

Securities Markets

The following table shows the value of the Korea Composite Stock Price Index as of the dates indicated:

August 31, 2010	1,742.8
September 30, 2010	1,872.8
October 29, 2010	1,883.0
November 30, 2010	1,904.6
December 31, 2010	2,051.0
January 31, 2011	2,069.7
February 28, 2011	1,939.3

Monetary Policy

Interest Rates

On July 9, 2010, The Bank of Korea raised the policy rate to 2.25% from 2.0%, which was further raised to 2.5% on November 16, 2010, in response to signs of inflationary pressures and the continued growth of domestic economy. On January 13, 2011, The Bank of Korea raised the policy rate to 2.75%, in response to inflationary pressures driven mainly by rises in the prices of petroleum products and farm products.

Money Supply

The following table shows the volume of the Republic’s money supply:

	December 31,
	2009	2010
Money Supply (M1)(1)	389,394.5	427,791.6
Quasi-money(2)	1,177,455.5	1,232,738.4
Money Supply (M2)(3)	1,566,850.0	1,660,530.0
Percentage Increase Over Previous Year	9.9%	6.0%

(1)	Consists of currency in circulation and demand and instant access savings deposits at financial institutions.
(2)	Includes time and installment savings deposits, marketable instruments, yield-based dividend instruments and financial debentures, excluding financial instruments with a maturity of more than two years.
(3)	Money Supply (M2) is the sum of Money Supply (M1) and quasi-money.
Source:	The Bank of Korea.

Exchange Controls

To enter into a foreign exchange forward, option or swap agreement with a corporate investor, the bank must ensure that the corporate investor’s risk hedge ratio, which is the ratio of the aggregate notional amount to the aggregate amount of risk, does not exceed 100%.

Foreign Exchange

The following table shows the exchange rate between the Won and the U.S. Dollar (in Won per U.S. Dollar) as announced by the Seoul Money Brokerage Services, Ltd. as of the dates indicated:

August 31, 2010	1,189.1
September 30, 2010	1,142.0
October 29, 2010	1,126.6
November 30, 2010	1,157.3
December 31, 2010	1,138.9
January 31, 2011	1,114.3
February 28, 2011	1,127.9

Balance of Payments and Foreign Trade

Balance of Payments

The following table sets out certain information with respect to the Republic’s balance of payments prepared based on sixth edition of Balance of Payment Manual, or BPM6, published by International Monetary Fund in December 2008 and implemented by the Government in December 2010:

Balance of Payments(1)

Classification	2006	2007	2008	2009	2010 (4)
	(millions of dollars)
Current Account	14,083.2	21,769.7	3,197.5	32,790.5	28,213.6
Goods	31,433.4	37,129.1	5,170.1	37,866.0	41,904.0
Exports(2)	336,494.4	389,568.5	434,651.5	358,189.7	464,286.9
Imports(2)	305,061.0	352,439.4	429,481.4	320,323.7	422,383.1
Services	(13,331.8)	(11,967.3)	(5,734.1)	(6,640.5)	(11,229.4)
Income	74.5	135.0	4,435.4	2,276.7	768.4
Current Transfers	(4,092.9)	(3,527.1)	(673.9)	(711.7)	(3,229.4)
Capital and Financial Account	(14,151.4)	(23,876.6)	(1,154.0)	(34,651.2)	(25,331.5)
Financial Account(3)	(3,126.1)	(2,387.5)	109.3	289.6	(174.2)
Capital Account	(11,025.3)	(21,489.1)	(1,263.3)	(34,940.7)	(25,157.3)
Net Errors and Omissions	68.2	2,106.9	(2,043.5)	1,860.7	(2,882.1)

(1)	Figures are prepared based on sixth edition of Balance of Payment Manual, or BPM6, published by International Monetary Fund in December 2008 and implemented by the Government in December 2010.
(2)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.
(3)	Includes borrowings from the IMF, syndicated bank loans and short-term borrowings.
(4)	Preliminary.
Source:	The Bank of Korea.

The Republic recorded a current account surplus of approximately US$32.8 billion in 2009 compared with a current account surplus of US$3.2 billion in 2008, primarily due to a significant increase in surplus from the goods account.

Based on preliminary data, the Republic recorded a current account surplus of approximately US$28.2 billion in 2010. The current account surplus in 2010 decreased from the current account surplus of US$32.8 billion in 2009, primarily due to an increase in deficit from the services account which more than offset an increase in surplus from the goods account.

Trade Balance

The following table summarizes the Republic’s trade balance for the periods indicated:

Trade Balance

	Exports(1)	Imports(2)	Balanceof Trade	Exports as % of Imports
	(millions of dollars, except percentages)
2009	363,533.6	323,084.5	40,449.1	112.5
2010(3)	466,383.8	425,212.2	41,171.6	109.7

(1)	These entries are derived from trade statistics and are valued on a free on board basis, meaning that the insurance and freight costs are not included.
(2)	These entries are derived from customs clearance statistics on a C.I.F. basis, meaning that the price of goods include insurance and freight cost.
(3)	Preliminary.
Source:	The Bank of Korea.

Based on preliminary data, the Republic recorded a trade surplus of US$41.2 billion in 2010. Exports increased by 28.3% to US$466.4 billion and imports increased by 31.6% to US$425.2 billion from US$363.5 billion of exports and US$323.1 billion of imports, respectively, in 2009.

Non-Commodities Trade Balance

The non-commodities trade deficit was US$13.7 billion in 2010.

Foreign Currency Reserves

The amount of the Government’s foreign currency reserve was US$291.6 billion as of December 31, 2010 and US$296.0 billion as of January 31, 2011.

Government Finance

Based on preliminary data, the Republic recorded total revenues of (Won)232.1 trillion and total expenditures and net lending of (Won)216.6 trillion in the first ten months of 2010. The Republic had a fiscal surplus of (Won)15.5 trillion in the first ten months of 2010.

DESCRIPTION OF THE NOTES

The following is a description of some of the terms of the Notes we are offering. Since it is only a summary, we urge you to read the fiscal agency agreement described below and the forms of global note before deciding whether to invest in the Notes. We have filed a copy of these documents with the United States Securities and Exchange Commission as exhibits to the registration statement no. 333-156305.

The general terms of our Notes are described in the accompanying prospectus. The description in this prospectus supplement further adds to that description or, to the extent inconsistent with that description, replaces it.

Governed by Fiscal Agency Agreement

We will issue the Notes under the fiscal agency agreement, dated as of February 15, 1991, as amended and supplemented from time to time, between us and The Bank of New York (now The Bank of New York Mellon), as fiscal agent. The fiscal agent will maintain a register for the Notes.

Payment of Principal and Interest

The Notes are initially limited to US$750,000,000 aggregate principal amount and will mature on September 9, 2016 (the “Maturity Date”). The Notes will bear interest at the rate of 4.00% per annum, payable semi-annually in arrears on March 9 and September 9 of each year (each, an “Interest Payment Date”), beginning on September 9, 2011. Interest on the Notes will accrue from March 9, 2011. If any Interest Payment Date or the Maturity Date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay. We will pay interest to the person who is registered as the owner of a Note at the close of business on the fifteenth day (whether or not a business day) preceding such Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will make principal and interest payments on the Notes in immediately available funds in U.S. dollars.

The payment of interest and the repayment of principal on the Notes will not be guaranteed by the Government. However, under the KDB Act, the Government is obligated to guarantee the payment of the principal of and interest on our foreign currency debt with an original maturity of one year or more at the time of issuance (including the Notes offered hereby) outstanding as of the date of the initial sale of the Government’s equity interest in KDBFG, subject to the authorization of the Government guarantee amount by the National Assembly of the Republic of Korea. See “The Korea Development Bank—Overview” and “—Business—Government Support and Supervision” in the accompanying prospectus.

Denomination

The Notes will be issued in minimum denominations of US$200,000 principal amount and integral multiples of US$1,000 in excess thereof.

Redemption

We may not redeem the Notes prior to maturity. At maturity, we will redeem the Notes at par.

No Obligation to Repurchase Following Change of Support

The “Change of Support Offer” described in “Description of the Securities—Description of Debt Securities—Change of Support Offer” of the accompanying prospectus does not apply to the Notes. All paragraphs under the heading “Change of Support Offer” on pages 132 and 133 of the accompanying prospectus shall be deleted. Accordingly, we will not have an obligation to make an offer to repurchase the Notes following a Change of Support Triggering Event (as defined in the accompanying prospectus), and a failure to make such an offer will not constitute an event of default with respect to the Notes.

Events of Default

With respect to the Notes, the paragraphs under “Description of the Securities—Description of Debt Securities—Events of Default” on pages 133 through 135 of the accompanying prospectus shall be replaced with the following:

Each of the following constitutes an event of default with respect to the Notes:

1.	Non-Payment: we do not pay principal or interest or premium, if any, on the Notes when due and such failure to pay continues for 30 days.

2.	Breach of Other Obligations: we fail to observe or perform any of the covenants in the Notes (other than non-payment) for 60 days after written notice of the default is delivered to us at the corporate trust office of the fiscal agent in New York City by holders representing at least 10% of the aggregate principal amount of the Notes.

3.	Cross Default and Cross Acceleration:

•	we default on any External Indebtedness, and, as a result, become obligated to pay an amount equal to or greater than US$10,000,000 in aggregate principal amount prior to its due date; or

•

we fail to pay when due, including any grace period, any of our External Indebtedness in aggregate principal amount equal to or greater than US$10,000,000 or we fail to pay when requested and required by the terms thereof any guarantee for External Indebtedness of another person equal to or greater than US$10,000,000 in aggregate principal amount.

4.	Moratorium/Default:

•	the Republic declares a general moratorium on the payment of its External Indebtedness, including obligations under guarantees;

•

the Republic becomes liable to repay prior to maturity any amount of External Indebtedness, including obligations under guarantees, as a result of a default under such External Indebtedness or obligations; or

•	the international monetary reserves of the Republic become subject to a security interest or segregation or other preferential arrangement for the benefit of any creditors.

5.	Bankruptcy:

•	we are declared bankrupt or insolvent by any court or administrative agency with jurisdiction over us;

•	we pass a resolution to apply for bankruptcy or to request the appointment of a receiver or trustee or similar official in insolvency;

•	a substantial part of our assets are liquidated; or

•	we cease to conduct the banking business.

6.	Cessation of Government Control or Failure of Support: the Republic ceases to (directly or indirectly) control us or fails to provide financial support for us as required under Article 44 of the KDB Act stipulated as of the issue date of the Notes, provided, however, that neither such event will constitute an event of default if, at such time, the Notes shall have the benefit of a Government Guarantee (as defined below).

7.	IMF Membership/World Bank Membership: the Republic ceases to be a member of the IMF or the International Bank for Reconstruction and Development (World Bank).

For purposes of the foregoing, “External Indebtedness” means any obligation for the payment or repayment of money borrowed that is denominated in a currency other than the currency of the Republic.

As used in paragraph 6 above, “Government Guarantee” means a direct and irrevocable obligation by the Republic to guarantee or repay in full, or otherwise protect against any losses on any amount due under, or to purchase, the Notes, including principal of, premium, if any, and interest on the Notes, provided that:

a)	the Republic shall have expressly assumed the payment obligations in respect of the Notes under such Government Guarantee by way of agreement, deed, statute or any other instrument or law or regulation having a similar effect;

b)	the Government Guarantee shall be subject to the obligation to make all payments of principal of, premium, if any, and interest on the Notes without withholding or deducting any present or future taxes imposed by the Republic or any of its political subdivisions; any obligation to pay additional amounts as described in “—Additional Amounts” above shall apply to the Government Guarantee and the Republic, as guarantor; and

c)	we shall have obtained an opinion of independent legal advisers that the Government Guarantee is binding upon and enforceable against the Republic, and that the Notes shall remain our valid, binding and enforceable obligations.

We will notify holders of the Notes of the occurrence of the cessation of government control or failure of support described under paragraph 6 above as soon as practicable thereafter setting out details of the event, cessation or failure described above and the establishment of the Government Guarantee, and shall make available for inspection by the holders copies of the documentation or statute, law or regulation, as the case may be, evidencing the Government Guarantee and the opinion described in paragraph (c) of the definition of “Government Guarantee” above, during normal business hours at the office of the fiscal agent.

As used in paragraph 6 above, “control” means the acquisition or control of a majority of our voting share capital or the right to appoint and/or remove all or the majority of the members of our board of directors or other governing body, whether obtained directly or indirectly, and whether obtained by ownership of share capital, the possession of voting rights, contract or otherwise.

If an event of default occurs, any holder may declare the principal amount of Notes that it holds to be immediately due and payable by written notice to us and the fiscal agent.

You should note that:

•	despite the procedure described above, no Notes may be declared due and payable if we cure the applicable event of default before we receive the written notice from holder of the Notes;

•	we are not required to provide periodic evidence of the absence of defaults; and

•	the fiscal agency agreement does not require us to notify holders of the Notes of an event of default or grant any holder of the Notes a right to examine the security register.

Form and Registration

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of and deposited with the custodian for DTC. Except as described in the accompanying prospectus under “Description of the Securities—Description of Debt Securities—Global Securities,” the global notes will not be exchangeable for Notes in definitive registered form, and will not be issued in definitive registered form.

Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the global notes. These financial institutions will record the ownership and transfer of your beneficial interest through book-entry accounts. You may hold your beneficial interests in the Notes through Euroclear or Clearstream if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Any secondary market trading of book-entry interests in the Notes will take place through DTC participants, including Euroclear and Clearstream. See “Clearance and Settlement—Transfers Within and Between DTC, Euroclear and Clearstream.”

The fiscal agent will not charge you any fees for the Notes, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed Notes. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

For so long as the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, we will appoint and maintain a paying and transfer agent in Singapore, where the certificates representing the Notes may be presented or surrendered for payment or redemption (if required), in the event that we issue the Notes in definitive form in the limited circumstances set forth in the accompanying prospectus. In addition, an announcement of such issue will be made through the SGX-ST. Such announcement will include all material information with respect to the delivery of the definitive Notes, including details of the paying and transfer agent in Singapore.

Notices

All notices regarding the Notes will be published in London in the Financial Times and in New York in The Wall Street Journal (U.S. Edition). If we cannot, for any reason, publish notice in any of those newspapers, we will choose an appropriate alternate English language newspaper of general circulation, and notice in that newspaper will be considered valid notice. Notice will be considered made on the first date of its publication.

CLEARANCE AND SETTLEMENT

We have obtained the information in this section from sources we believe to be reliable, including DTC, Euroclear and Clearstream. We accept responsibility only for accurately extracting information from such sources. DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither we nor the registrar will be responsible for DTC’s, Euroclear’s or Clearstream’s performance of their obligations under their rules and procedures. Nor will we or the registrar be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates.

Euroclear and Clearstream

Like DTC, Euroclear and Clearstream hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance and settlement and lending and borrowing of internationally traded securities. Participants in Euroclear and Clearstream are financial institutions such as underwriters, securities brokers and dealers, banks and trust companies. Some of the underwriters participating in this offering are participants in Euroclear or Clearstream. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream by clearing through or maintaining a custodial relationship with a Euroclear or Clearstream participant.

Ownership of the Notes through DTC, Euroclear and Clearstream

We will issue the Notes in the form of one or more fully registered global notes, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the Notes. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may also hold your beneficial interests in the Notes through Euroclear or Clearstream, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold their participants’ beneficial interests in the global notes in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream in turn will hold such interests in their customers’ securities accounts with DTC.

We and the fiscal agent generally will treat the registered holder of the Notes, initially Cede & Co., as the absolute owner of the Notes for all purposes. Once we and the fiscal agent make payments to the registered holder, we and the fiscal agent will no longer be liable on the Notes for the amounts so paid. Accordingly, if you own a beneficial interest in the global notes, you must rely on the procedures of the institutions through which you hold your interests in the Notes, including DTC, Euroclear, Clearstream and their respective participants, to exercise any of the rights granted to holders of the Notes. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of the global notes, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action. The participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants, or persons holding beneficial interests in the Notes through such participants, to exercise any rights of a holder or take any actions that a holder is entitled to take under the fiscal agency agreement or the Notes. Euroclear’s or Clearstream’s ability to take actions as holder under the Notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream will take such actions only in accordance with their respective rules and procedures.

Transfers Within and Between DTC, Euroclear and Clearstream

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the Notes among themselves in the ordinary way according to DTC rules. Participants will pay for such transfers by wire transfer. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global notes to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global notes to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Trading Between Euroclear and/or Clearstream Participants

Participants in Euroclear and Clearstream will transfer interests in the Notes among themselves according to the rules and operating procedures of Euroclear and Clearstream.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

When the Notes are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream participant, the purchaser must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to receive the Notes and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account, and the Notes will be credited to the depositary’s account. After settlement has been completed, DTC will credit the Notes to Euroclear or Clearstream, Euroclear or Clearstream will credit the Notes, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream will need to make funds available to Euroclear or Clearstream to pay for the Notes by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream until the Notes are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream to draw on the line of credit to finance settlement for the Notes. Under this procedure, Euroclear or Clearstream would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the Notes were credited to the participant’s account. However, interest on the Notes would accrue from the value date. Therefore, in many cases the interest income on the Notes which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the Notes can use its usual procedures for transferring global securities to the depositories of Euroclear or Clearstream for the benefit of Euroclear or Clearstream participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Finally, day traders who use Euroclear or Clearstream and who purchase Notes from DTC participants for credit to Euroclear participants or Clearstream participants should note that these trades will automatically fail unless one of three steps is taken:

•

borrowing through Euroclear or Clearstream for one day, until the purchase side of the day trade is reflected in the day trader’s Euroclear or Clearstream account, in accordance with the clearing system’s customary procedures;

•

borrowing the Notes in the United States from DTC participants no later than one day prior to settlement, which would allow sufficient time for the Notes to be reflected in the Euroclear or Clearstream account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream participant.

Trading Between a Euroclear or Clearstream Seller and a DTC Purchaser

Due to time-zone differences in their favor, Euroclear and Clearstream participants can use their usual procedures to transfer Notes through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream through a participant at least one business day prior to the settlement date. Euroclear or Clearstream will then instruct its depositary to credit the Notes to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream participant selling the Notes has a line of credit with Euroclear or Clearstream and elects to be in debit for the Notes until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that period.

Settlement in other currencies between DTC and Euroclear and Clearstream is possible using free-of-payment transfers to move the Notes, but funds movement will take place separately.

TAXATION

Korean Taxation

For a discussion of certain Korean tax considerations that may be relevant to you if you invest in the Notes, see “Taxation—Korean Taxation” in the accompanying prospectus. The following are supplemental Korean tax considerations.

Tax on Capital Gains

You will not be subject to any Korean income or withholding taxes in connection with the sale, exchange or other disposition of the Notes, as long as such Notes are denominated in a currency other than Won, provided that the disposition does not involve a transfer of such Notes within Korea or the disposition does not involve a transfer of such Notes to a resident of Korea or a Korean corporation (or the Korean permanent establishment of a non-resident or a non-Korean corporation). If you sell or otherwise dispose of such Notes to a Korean resident or a Korean corporation (or the Korean permanent establishment of a non-resident or a non-Korean corporation) and such disposition or sale is made within Korea, any gain realized on the transaction will be taxable at ordinary Korean withholding tax rates (the lesser of 22% of net gain or 11% of gross sale proceeds with respect to transactions), unless an exemption is available under an applicable income tax treaty. For example, if you are a resident of the United States for the purposes of the income tax treaty currently in force between Korea and the United States, you are generally entitled to an exemption from Korean taxation in respect of any gain realized on a disposition of the Notes, regardless of whether the disposition is to a Korean resident. For more information regarding tax treaties, please refer to the heading “Taxation—Korean Taxation—Tax Treaties” in the accompanying prospectus.

United States Tax Considerations

Stated interest on the Notes will be treated as qualified stated interest for U.S. federal income tax purposes. Under certain circumstances as described under “Taxation—Korean Taxation” in this prospectus supplement and the accompanying prospectus, a U.S. holder may be subject to Korean withholding tax upon the sale or other disposition of Notes. A U.S. holder eligible for benefits of the Korea-U.S. tax treaty, which exempts capital gains from tax in Korea, would not be eligible to credit against its U.S. federal income tax liability any such Korean tax withheld. U.S. holders should consult their own tax advisers with respect to their eligibility for benefits under the Korea-U.S. tax treaty and, in the case of U.S. holders that are not eligible for treaty benefits, their ability to credit any Korean tax withheld upon sale of the Notes against their U.S. federal income tax liability. For a discussion of additional U.S. federal income tax considerations that may be relevant to you if you invest in the Notes and are a U.S. holder, see “Taxation—United States Tax Considerations” in the accompanying prospectus.

UNDERWRITING

Relationship with the Underwriters

We and the underwriters named below (the “Underwriters”) have entered into a Terms Agreement dated March 2, 2011 (the “Terms Agreement”) with respect to the Notes relating to the Underwriting Agreement— Standard Terms (together with the Terms Agreement, the “Underwriting Agreement”) filed as an exhibit to the registration statement. The Hongkong and Shanghai Banking Corporation Limited, KDB Asia Limited, Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Royal Bank of Scotland plc, Standard Chartered Bank and UBS AG are acting as representatives of the Underwriters. Subject to the terms and conditions set forth in the Underwriting Agreement, we have agreed to sell to each of the Underwriters, severally and not jointly, and each of the Underwriters has severally and not jointly agreed to purchase, the following principal amount of the Notes set out opposite its name below:

Name of Underwriters	Principal Amount of the Notes
The Hongkong and Shanghai Banking Corporation Limited	US$	125,000,000
KDB Asia Limited		125,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated		125,000,000
The Royal Bank of Scotland plc		125,000,000
Standard Chartered Bank		125,000,000
UBS AG		125,000,000

Total	US$	750,000,000

KDB Asia Limited, one of the Underwriters, is our affiliate and has agreed to offer and sell the Notes only outside the United States to non-U.S. persons.

Under the terms and conditions of the Underwriting Agreement, if the Underwriters take any of the Notes, then the Underwriters are obligated to take and pay for all of the Notes.

The Underwriters initially propose to offer the Notes directly to the public at the offering price described on the cover page of this prospectus supplement. After the initial offering of the Notes, the Underwriters may from time to time vary the offering price and other selling terms.

The Notes are a new class of securities with no established trading market. Approval in-principle has been received from the SGX-ST for the listing of the Notes. The Underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of any trading market for the Notes.

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the Underwriters may be required to make in respect of any such liabilities.

The amount of net proceeds is US$744,090,000 after deducting the underwriting discounts but not estimated expenses. Expenses associated with this offering are estimated to be approximately US$300,000. The Underwriters have agreed to pay certain of our expenses incurred in connection with the offering of the Notes.

The Underwriters and certain of their affiliates may have performed certain commercial banking, investment banking and advisory services for us and/or our affiliates from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for us and/or our affiliates in the ordinary course of their business.

The Underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes but not with a view to distribution. The Underwriters or their respective affiliates may purchase Notes for its or their own account and enter into transactions, including credit derivatives, such as asset swaps, repackaging and credit default swaps relating to Notes and/or other securities of us or our subsidiaries or affiliates at the same time as the offer and sale of Notes or in secondary market transactions. Such transactions would be carried out as bilateral trades with selected counterparties and separately from any existing sale or resale of Notes to which this prospectus supplement relates (notwithstanding that such selected counterparties may also be purchasers of Notes).

Delivery of the Notes

We expect to make delivery of the Notes, against payment in same-day funds on or about March 9, 2011, which we expect will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement or the next succeeding business day, because the Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.

Foreign Selling Restrictions

Each Underwriter has agreed, severally and not jointly, to the following selling restrictions in connection with the offering with respect to the following jurisdictions:

Korea

Each Underwriter has severally represented and agreed that (i) it has not offered, sold or delivered and will not offer, sell or deliver, directly or indirectly, any Notes in Korea, or to, or for the account or benefit of, any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations, and (ii) any securities dealer to whom the Underwriters may sell the Notes will agree that it will not offer any Notes, directly or indirectly, in Korea, or to any resident of Korea, except as permitted by applicable Korean laws and regulations, or to any other dealer who does not so represent and agree.

United Kingdom

Each Underwriter has severally represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of any of the Notes in circumstances in which section 21(1) of the FSMA does not apply to us, and (ii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes, from or otherwise involving the United Kingdom.

Japan

Each Underwriter has severally represented and agreed that the Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended); it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the Notes in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except

(i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Financial Instruments and Exchange Law of Japan, and (ii) in compliance with the other relevant laws of Japan.

Hong Kong

Each Underwriter has severally represented and agreed that:

•

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (ii) in circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

•

it has not issued, or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are or are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of the laws of Hong Kong and any rules made thereunder.

Singapore

Each Underwriter has severally represented and agreed that neither the preliminary prospectus nor the prospectus has been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act (Chapter 289 of Singapore)(the “SFA”). Accordingly, each Underwriter has severally represented, warranted and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the preliminary prospectus or the prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to any person in Singapore other than under exemptions provided in the SFA for offers made (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are acquired by persons who are relevant persons specified in Section 275 of the SFA, namely:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

the shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor (under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law; or

(4) pursuant to Section 276(7) of the SFA.

Price Stabilization and Short Position

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Stabilizing Manager”) or any person acting for it, on behalf of the Underwriters, may purchase and sell the Notes in the open market. These transactions may include over-allotment, covering transactions, penalty bids and stabilizing transactions. Over-allotment involves sales of the Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters. Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Penalty bid occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters or the Stabilizing Manager has repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions. Stabilizing transactions consist of certain bids or purchases of Notes in the open market for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time, and must discontinue them after a limited period.

LEGAL MATTERS

The validity of the Notes is being passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and by Lee & Ko, Seoul, Korea. Certain legal matters will also be passed upon for the Underwriters by Davis Polk & Wardwell LLP, New York, New York. In giving their opinions, Cleary Gottlieb Steen & Hamilton LLP and Davis Polk & Wardwell LLP may rely as to matters of Korean law upon the opinions of Lee & Ko, and Lee & Ko may rely as to matters of New York law upon the opinions of Cleary Gottlieb Steen & Hamilton LLP.

OFFICIAL STATEMENTS AND DOCUMENTS

Our Chief Executive Officer and Chairman of the Board of Directors, in his official capacity, has supplied the information set forth in this prospectus supplement under “Recent Developments—The Korea Development Bank.” Such information is stated on his authority. The documents identified in the portion of this prospectus supplement captioned “Recent Developments—The Republic of Korea” as the sources of financial or statistical data are derived from official public documents of the Republic and of its agencies and instrumentalities.

GENERAL INFORMATION

We were established in 1954 as a government-owned financial institution pursuant to The Korea Development Bank Act, as amended. The address of our registered office is 16-3, Youido-dong, Yongdeungpo-gu, Seoul 150-973, The Republic of Korea.

Our Board of Directors can be reached at the address of our registered office: c/o 16-3, Youido-dong, Yongdeungpo-gu, Seoul 150-973, The Republic of Korea.

The issue of the Notes has been authorized by a resolution of our Board of Directors passed on December 8, 2010 and a decision of our Chief Executive Officer and Chairman of the Board of Directors dated February 18, 2011. On February 18, 2011, we filed our reports on the proposed issuance of the Notes with the Ministry of Strategy and Finance of Korea.

The registration statement with respect to us and the Notes has been filed with the U.S. Securities and Exchange Commission in Washington, D.C. under the Securities Act of 1933, as amended. Additional information concerning us and the Notes is contained in the registration statement and post-effective amendments to such registration statement, including their various exhibits, which may be inspected at the public reference facilities maintained by the Securities and Exchange Commission at Room 1580, 100 F Street N.E., Washington, D.C. 20549, United States.

The Notes have been accepted for clearance through DTC, Euroclear and Clearstream:

	ISIN	CUSIP	Common Code
Notes	US500630BT45	500630 BT4	060254923

HEAD OFFICE OF THE BANK

16-3, Youido-dong,

Youngdeungpo-gu, Seoul 150-973

The Republic of Korea

FISCAL AGENT AND PRINCIPAL PAYING AGENT

The Bank of New York Mellon

101 Barclay Street, 21st Floor West

New York, NY 10286

United States of America

LEGAL ADVISORS TO THE BANK

as to Korean law	as to U.S. law

Lee & Ko 18th Floor Hanjin Main Building 118 Namdaemunro 2-ga, Jung-gu Seoul, Korea 100-770	Cleary Gottlieb Steen & Hamilton LLP c/o 39th Floor Bank of China Tower One Garden Road Hong Kong

LEGAL ADVISOR TO THE UNDERWRITERS

as to U.S. law

Davis Polk & Wardwell LLP

c/o 18th Floor

The Hong Kong Club Building

3A Chater Road

Hong Kong

AUDITOR OF THE BANK

Ernst & Young

3rd to 8th Floor, Taeyoung Building

10-2 Youido-dong

Youngdeungpo-gu, Seoul 150-777

The Republic of Korea

SINGAPORE LISTING AGENT

Shook Lin & Bok LLP

1 Robinson Road

#18-00 AIA Tower

Singapore 048542